EXHIBIT 2.14

EXECUTION COPY

VITRO ENVASES NORTEAMÉRICA, S.A. DE C.V.,

The NOTE GUARANTORS Party Hereto

and

THE BANK OF NEW YORK,

as TRUSTEE

10.75% SENIOR SECURED GUARANTEED NOTES DUE 2011

INDENTURE

Dated as of July 23, 2004

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EXHIBIT A	FORM OF FACE OF NOTE

EXHIBIT B	FORM OF CERTIFICATE FOR TRANSFER TO QIB

EXHIBIT C	FORM OF CERTIFICATE FOR TRANSFER PURSUANT TO REGULATION S

EXHIBIT D	FORM OF CERTIFICATE FOR TRANSFER PURSUANT TO RULE 144

EXHIBIT E	FORM OF SUPPLEMENTAL INDENTURE FOR ADDITIONAL NOTE GUARANTEES

INDENTURE, dated as of July 23, 2004, (the “Indenture”) between Vitro Envases Norteamérica, S.A. de C.V., a Mexican sociedad anónima de capital variable (the “Issuer”), the Note Guarantors party hereto, and The Bank of New York (the “Trustee”), as Trustee.

RECITALS

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of 10.75% Senior Secured Guaranteed Notes due 2011 (the “Notes”);

WHEREAS, all Obligations (as defined herein) of the Issuer under the Notes are secured or to be secured by first-priority Liens (as defined herein), subject to Collateral Permitted Liens (as defined herein), in the Collateral (as defined herein) pursuant to the terms of the Master Collateral and Intercreditor Agreement and the Collateral Documents (as defined herein);

WHEREAS, the Note Guarantors have duly authorized their senior guarantee of the Notes and to provide therefore, the Note Guarantors have duly authorized the execution of this Indenture and their Note Guarantees (as defined herein) under the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and purchase of the Notes by the Holders (as defined herein) thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1     Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any Restricted Subsidiary or is assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of assets from such Person. Such Indebtedness will be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or a Restricted Subsidiary or at the time such Indebtedness is assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of assets from such Person.

“Additional Amounts” has the meaning assigned to it in Section 3.17(b).

“Additional Note Board Resolutions” means resolutions duly adopted by the Board of Directors of the Issuer and delivered to the Trustee in an Officers’ Certificate providing for the issuance of Additional Notes.

“Additional Notes” means up to $80,000,000 aggregate principal amount of the Notes originally issued after the Issue Date pursuant to Section 2.13 and any replacement Notes as specified in the relevant Additional Note Board Resolutions or Additional Note Supplemental Indenture issued therefor in accordance with this Indenture.

“Additional Note Supplemental Indenture” means a supplement to this Indenture duly executed and delivered by the Issuer, each Note Guarantor and the Trustee pursuant to Article IX providing for the issuance of Additional Notes.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,”“controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” has the meaning assigned to it in Section 3.14(a).

“Agent Members” has the meaning assigned to it in Section 2.6(b).

“Alcali” means Industria del Álcali, S.A. de C.V., a Mexican corporation.

“Asset Acquisition” means:

(1)
an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary, or will be merged with or into the Issuer or any Restricted Subsidiary;

(2)
the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(3)	any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a “disposition”) by the Issuer or any Restricted Subsidiary of:

(a)	any Capital Stock (other than directors’ qualifying shares or Capital Stock of the Issuer); or

(b)	any property or assets (other than cash, Cash Equivalents or Capital Stock) of the Issuer or any Restricted Subsidiary;

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	the disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries as permitted under Section 4.1;

(2)	a disposition of inventory or obsolete or worn-out equipment in the ordinary course of business;

(3)	dispositions of assets in any fiscal year with a Fair Market Value not to exceed $5 million in the aggregate;

(4)	a disposition to the Issuer or a Restricted Subsidiary (other than a Permitted Joint Venture), including a Person that is or will become a Restricted Subsidiary immediately after the disposition;

(5)	the disposition of accounts receivable and related assets pursuant to a Qualified Receivables Transaction;

(6)	any foreclosure by any creditor of a Lien permitted under Section 3.13 on any assets subject thereto; and

(7)	a Collateral Asset Sale.

“Asset Sale Offer” has the meaning assigned to it in Section 3.9(e).

“Asset Sale Offer Amount” has the meaning assigned to it in Section 3.9(e).

“Asset Sale Offer Notice” means notice of an Asset Sale Offer made pursuant to Section 3.9(e), which shall be mailed first class, postage prepaid, to each record Holder as shown on the Note Register within 20 days following an Asset Sale Offer Trigger Date for the application of Net Cash Proceeds of any Asset Sale, Collateral Asset Sale or Event of Loss, with a copy to the Trustee, which notice shall govern the terms of the Asset Sale Offer, and shall state:

(1) the circumstances of the Asset Sale, Collateral Asset Sale or Event of Loss, the Net Cash Proceeds of which are included in the Asset Sale Offer, that an Asset Sale Offer is being made pursuant to Section 3.9;

(2) the Asset Sale Offer Amount and the Asset Sale Offer Payment Date;

(3) that any Notes or portions thereof not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Asset Sale Offer Amount with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest from and after the Asset Sale Offer Payment Date;

(5) that any Holder electing to have any Notes or portions thereof purchased pursuant to the Asset Sale Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Offer Payment Date;

(6) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Asset Sale Offer Payment Date, a facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Asset Sale Offer;

(7) that any Holder electing to have Notes purchased pursuant to the Asset Sale Offer must specify the principal amount that is being tendered for purchase, which principal amount must be $1,000 or an integral multiple thereof;

(8) that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part will be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion will be equal in principal amount to $1,000 or an integral multiple of $1,000 in excess thereof;

(9) that the Trustee will return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on the schedule of increases or decreases thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(10) any other information necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.9(e).

“Asset Sale Offer Payment Date” has the meaning assigned to it in Section 3.9(e).

“Asset Sale Offer Trigger Date” has the meaning set forth in Section 3.9(e).

“Asset Sale Transaction” means any Asset Sale or Collateral Asset Sale and, whether or not constituting an Asset Sale or Collateral Asset Sale, (1) any sale or other disposition of Capital Stock of a Restricted Subsidiary (other than Capital Stock of the Issuer), and (2) any Designation with respect to an Unrestricted Subsidiary.

“Authenticating Agent” has the meaning assigned to it in Section 2.2(d).

“Authorized Agent” has the meaning assigned to it in Section 12.6(c).

“Bankruptcy Law” means any applicable bankruptcy, insolvency, suspension of payments, concurso mercantil, reorganization or other similar law of Mexico, the United States or other foreign jurisdiction now or hereafter in effect (including Mexico’s Ley de Concursos Mercantiles or any successor thereof).

“Board of Directors” means, as to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the secretary or an assistant secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” has the meaning assigned to it in Section 12.5.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under Mexican GAAP. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with Mexican GAAP.

“Capital Stock” means:

(1)
with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2)	with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(3)	any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Cash Equivalents” means:

(1)
marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)
marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or any successor thereto;

(3)
commercial paper issued by a corporation (other than an Affiliate of the Issuer) maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)
demand deposits, certificates of deposit, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than $500 million (or the equivalent);

(5)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)
Certificados de la Tesoreria de la Federación (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Ajustables del Gobierno Federal (Ajustabonos), in each case, issued by the government of Mexico and maturing not later than one year after the acquisition thereof;

(7)	any other instruments issued or guaranteed by the government of Mexico and denominated and payable in Pesos, UDIs and U.S. dollars, and maturing not later than one year after the acquisition thereof;

(8)
solely with respect to any Investment by a Restricted Subsidiary that is not organized under the laws of Mexico, instruments issued or guaranteed by the national government of the country in which such Restricted Subsidiary is organized, denominated and payable either in the local currency of such jurisdiction or in U.S. dollars and maturing not later than one year after the acquisition thereof;

(9)	investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (1) through (5) above; and

(10)	demand deposits, certificates of deposit, time deposits and bankers’ acceptances maturing not more than 180 days (or 365 days in the case of clause (A)(I) or (B)(I)) after the acquisition thereof

(A)
denominated in Pesos and issued by (I) any of the five top-rated banks (as evaluated by any internationally recognized rating agency) organized under the laws of Mexico or any other state thereof, or (II) any such bank which at the date of acquisition is a lender to or has made available a line of credit to (in each case in an amount equal to or greater than the amount of the proposed acquisition), the Issuer or any of its Restricted Subsidiaries,

(B)
in any jurisdiction other than Mexico where the Issuer or any of its Restricted Subsidiaries conducts business and issued by (I) one of the three largest banks doing business in such jurisdiction, or (II) any such bank in such jurisdiction which at the date of acquisition is a lender to or has made available a line of credit to (in each case in an amount equal to or greater than the amount of the proposed acquisition), the Issuer or any of its Restricted Subsidiaries,

(C)
issued by any bank which at the date of acquisition is a lender to or has made available a line of credit to the Issuer or any of its Restricted Subsidiaries and which is not under intervention, receivership or any similar arrangement at the time of acquisition; provided that the aggregate amount of all such demand deposits, certificates of deposit, time deposits and bankers’ acceptances acquired in accor-dance with this clause (C) does not exceed $50 million at any one time or

(D)
issued by any bank which at the date of acquisition has an outstanding loan to the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount at least equal to the aggregate principal amount of such demand deposit, certificate of deposit, time deposit or bankers’ acceptance.

“Certificated Note” means any Note issued in fully-registered certificated form (other than a Global Note) pursuant to Section 2.6(c), which shall be substantially in the form of Exhibit A, with appropriate legends as specified in Section 2.7 and Exhibit A.

“Change of Control” means:

(1)
any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), excluding Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 35% of the aggregate voting power of the Voting Stock of Vitro;

(2)
individuals who on the Issue Date constituted the Board of Directors of Vitro (together with any new director whose election by such Board or whose nomination for election by the stockholders of Vitro was approved by a majority of the directors of Vitro then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Vitro then in office;

(3)
Vitro consolidates with, or merges with or into, another Person, other than a transaction where the Person or Persons that, immediately prior to such transaction are the “beneficial owners” in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of Vitro are, by virtue of such prior ownership, the “beneficial owners” in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving Person (or if such surviving Person is a direct or indirect Wholly Owned Subsidiary of another Person, such Person who is the ultimate parent entity), in each case whether or not such transaction is otherwise in compliance with the Indenture; or

(4)	the Issuer will cease to be a Subsidiary of Vitro that is consolidated under Mexican GAAP in its consolidated financial statements.

“Change of Control Notice” means notice of a Change of Control Offer made pursuant to Section 3.18, which shall be mailed first-class, postage prepaid, to each record Holder as shown on the Note Register within 20 days following the date upon which a Change of Control occurred, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer and shall state:

(1) that a Change of Control has occurred, the circumstances or events causing such Change of Control and that a Change of Control Offer is being made pursuant to Section 3.18;

(2) the Change of Control Payment and the Change of Control Payment Date;

(3) that any Notes or portions thereof not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest from and after the Change of Control Payment Date;

(5) that any Holder electing to have any Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to tender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Change of Control Offer;

(7) that any Holder electing to have Notes purchased pursuant to the Change of Control Offer must specify the principal amount that is being tendered for purchase, which principal amount must be $1,000 or an integral multiple of $1,000 in excess thereof;

(8) that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part will be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion will be equal in principal amount to $1,000 or an integral multiple of $1,000 in excess thereof;

(9) that the Trustee will return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on the schedule of increases or decreases thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(10) any other information necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.18.

“Change of Control Offer” has the meaning assigned to it in Section 3.18(b).

“Change of Control Payment” has the meaning assigned to it in Section 3.18(a).

“Change of Control Payment Date” has the meaning assigned to it in Section 3.18(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all assets or property of the Grantors, now owned or hereafter acquired, upon which a Lien is purported to be created by any Collateral Document, whether at the date of the Master Collateral and Intercreditor Agreement or in the future.

“Collateral Assets” means any asset or property of the Issuer or any Grantor Subsidiary upon which the Issuer or such Grantor Subsidiary has agreed under any Collateral Document or Secured Creditor Document to use its reasonable best efforts to create a Lien after the Issue Date in favor of the Collateral and Intercreditor Agent as security for the Secured Obligations (as defined in the Master Collateral and Intercreditor Agreement).

“Collateral and Intercreditor Agent” means HSBC Bank USA, National Association, in its capacity as master collateral and intercreditor agent under the Master Collateral and Intercreditor Agreement and the other Collateral Documents, and any successor thereto in such capacity.

“Collateral Asset Sale” means any disposition of any Collateral, or a series of related dispositions by the Issuer or any of its Subsidiaries involving the Collateral, other than (i) the sale for Fair Market Value of Obsolete Equipment or (ii) sales of inventory in the ordinary course of business. A Collateral Asset Sale will not include an Event of Loss.

“Collateral Documents” has the meaning set forth in the Master Collateral and Intercreditor Agreement.

“Collateral Event of Default” means either or both of (i) an Event of Default under this Indenture and (ii) an event of default under any Credit Facility.

“Collateral Permitted Liens” means any of the following:

(1)
statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by Mexican GAAP has been made in respect thereof;

(2)
Liens for taxes, assessments or governmental charges or levies on the property of the Issuer or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with Mexican GAAP shall have been made therefor;

(3)
Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)
Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or a Restricted Subsidiary, including rights of offset and set-off;

(6)	Liens existing on the Issue Date;

(7)
zoning restrictions, licenses, easements, servitudes, rights of way, title defects, covenants running with the land and other similar charges or encumbrances or restrictions not interfering in any material respect with the ordinary operation of any Collateral or materially and adversely affecting the value of the Collateral; and

(8)	Liens created pursuant to the Collateral Documents, including Liens thereon securing the Notes, the Note Guarantees and the Permitted Secured Obligations.

“Comegua” means Empresas Comegua, S.A., a Panamanian corporation.

“Commodity Agreement” of any Person means any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by such Person.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

“Consolidated EBITDA” means for any Person for any period the sum of the amounts for such period of Consolidated Net Income, plus, or minus, as the case may be, for such Person without duplication, to the extent such amount was deducted or added, as the case may be, in calculating Consolidated Net Income

(1)	Consolidated Interest Expense, plus

(2)	income and asset taxes and workers’ profit sharing other than income taxes (either positive or negative) attributable to extraordinary gains or losses or to gains or losses on sales of assets), plus

(3)	depreciation expense, plus

(4)	amortization expense, plus

(5)
non-cash extraordinary losses, non-cash foreign exchange losses, non-cash monetary losses and other non-cash expenses or losses of such Person and its Subsidiaries (its Restricted Subsidiaries in the case of the Issuer or Comegua) for such period, that are reported below the “operating income (loss)” line on such Person’s consolidated statements of operations (other than items that will require cash payments and for which an accrual or reserve is, or is required by Mexican GAAP to be, made), plus or minus

(6)	non-cash write-offs or writeups of assets, plus

(7)	extraordinary non-recurring severance payments to employees, plus

(8)	non-cash items related to pension plan liabilities, less

(9)
non-cash extraordinary gains, non-cash foreign exchange gains, non-cash monetary gains and other non-cash credits and gains of such Person and its Subsidiaries (its Restricted Subsidiaries in the case of the Issuer or Comegua) for such period that are reported below the “operating income (loss)” line on such Person’s consolidated statements of operations (other than (A) items that will result in the receipt of cash payments and (B) items resulting from the reversal of an item anticipated to require cash payments for which an accrual or reserve was, or was required by Mexican GAAP to be, made, to the extent such item was deducted from the calculation of Consolidated EBITDA pursuant to clause (7) above), all as determined on a consolidated basis for such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer or Comegua) in conformity with Mexican GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any Person as of any date of determination, the ratio of the aggregate amount of Consolidated EBITDA of such Person for the four most recent full fiscal quarters for which financial statements are available ending prior to the date of such determination (the “Four Quarter Period”) to Consolidated Fixed Charges for such Person for such Four Quarter Period. For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” will be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Securities Act for the period of such calculation to:

(1)
the Incurrence, repayment (excluding revolving credit borrowings Incurred or repaid for working capital purposes) or redemption of any Indebtedness (including Acquired Indebtedness) or Preferred Stock of such Person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Issuer or Comegua), and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness)

or Preferred Stock, and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such Four Quarter Period or at any time subsequent to the last day of such Four Quarter Period and on or prior to such date of determination, to the extent, in the case of an Incurrence, such Indebtedness is outstanding on the date of determination, as if such Incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such Four Quarter Period; and

(2)
any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Issuer or Comegua), including any Asset Sale or Asset Acquisition giving rise to the need to make such determination, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of the Four Quarter Period.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(a)
interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date of determination;

(b)
if interest on any Indebtedness actually Incurred on such date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date of determination will be deemed to have been in effect during the Four Quarter Period; and

(c)
notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements evidencing such Hedging Obligations.

“Consolidated Fixed Charges” means, for any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense for such Person, plus

(2)	the product of:

(a)
the amount of all cash and non-cash dividend payments on any series of Preferred Stock or Disqualified Capital Stock such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer or Comegua) paid, accrued or scheduled to be paid or accrued during such period (other than dividends paid, accrued or scheduled to be paid or accrued in Qualified Capital Stock or to such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer or Comegua) times

(b)	a fraction, the numerator of which is one and the denominator of which is one minus the then current effective Mexican tax rate of the Issuer, expressed as a decimal.

“Consolidated Interest Expense” means, for any Person for any period, the sum of, without duplication determined on a consolidated basis in accordance with Mexican GAAP:

(1)
the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer or Comegua) for such period determined on a consolidated basis in accordance with Mexican GAAP, including, without limitation (whether or not interest expense in accordance with Mexican GAAP):

(a)
any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer or Comegua) in the form of additional Indebtedness,

(b)	any amortization of deferred financing costs,

(c)	the net costs under Interest Rate Agreements or Currency Agreements (including amortization of fees),

(d)	all capitalized interest,

(e)	the interest portion of any deferred payment obligation,

(f)	commissions, discounts and other similar fees and charges Incurred in respect of letters of credit or bankers’ acceptances, and

(g)
any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Issuer or Comegua) or secured by a Lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Issuer or Comegua), whether or not such Guarantee or Lien is called upon;

(2)
the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer or Comegua) during such period.

“Consolidated Net Income” means with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis determined in conformity with Mexican GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(1)	net after-tax gains (or losses) from Asset Sale Transactions or abandonments or reserves relating thereto;

(2)	net after-tax items classified as extraordinary gains (or losses);

(3)	for purposes of calculating Consolidated Net Income pursuant to the first clause (3) under Section 3.8 only, the net income (or loss) of:

(a)	any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Issuer or any Restricted Subsidiary; or

(b)	a Successor Issuer (other than the Issuer or a Restricted Subsidiary) prior to assuming the Issuer’s obligations under the Indenture and the Notes pursuant to Section 4.1.

(4)
the net income (but not loss) of any Subsidiary of such Person (Restricted Subsidiary in the case of the Issuer) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not, during such period, permitted by such Subsidiary’s charter or by-laws or any law, regulation, agreement or judgment applicable to any such declaration or payment of dividends or similar distribution;

(5)	the net income (or loss) of any Person other than such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer);

(6)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; and

(7)	the cumulative effect of changes in accounting principles.

“Consolidated Net Worth” means, for any Person at any time, the consolidated stockholders’ equity of such Person at such time, determined on a consolidated basis in accordance with Mexican GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 101 Barclay Street, Floor 21 West, New York, NY 10286, Attention: Corporate Trust Department, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Covenant Defeasance” has the meaning assigned to it in Section 8.1(c).

“COVISA” means Compañia Vidriera, S.A. de C.V.

“Credit Facilities” means the Senior Credit Facilities and the Working Capital Facilities.

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person.

“Custodian” means any receiver, trustee, assignee, liquidator, síndico, conciliador, sequestrator, custodian or similar official under any Bankruptcy Law.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning assigned to it in paragraph 3 of the Form of Reverse Side of Note contained in Exhibit A.

“Designation” and “Designation Amount” have the meanings set forth in Section 3.11.

“Deposit Accounts” means any deposit accounts or securities accounts constituting part of the Collateral pursuant to any Collateral Document.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the final maturity date of the Notes. Notwithstanding the foregoing, the following shall not constitute Disqualified Capital Stock:

(1)
any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer to repurchase or redeem such Capital Stock upon the occurrence of any “asset sale” or “change of control” occurring prior to the 91st day after the final maturity of the Notes if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions contained in Section 3.9 and Section 3.18 and

(2)	Capital Stock shall not be deemed to be Disqualified Capital Stock if it may only be so redeemed solely in consideration of Capital Stock that is not Disqualified Capital Stock.

“Distribution Compliance Period” means, in respect of any Regulation S Global Note, the 40 consecutive days beginning on and including the later of (a) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S under the Securities Act) pursuant to Regulation S and (b) the issue date for such Notes.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depositary institution hereinafter appointed by the Issuer that is a clearing agency registered under the Exchange Act.

“Event of Default” has the meaning assigned to it in Section 6.1.

“Event of Loss” means (i) the loss of destruction of or damage to any Collateral or Real Property Collateral, (ii) the condemnation, seizure, confiscation, requisition of the use or taking by exercise of the power of eminent domain or otherwise of any Collateral or Real Property Collateral or (iii) any consensual settlement in lieu of any event listed in clause (ii), in each case whether in a single event or a series of related events, that results in Net Cash Proceeds from all sources in excess of $5.0 million.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the Issuer acting in good faith, and will be evidenced by a Board Resolution.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio above.

“Global Note” means any Note issued in fully-registered certificated form to DTC (or its nominee), as depositary for the beneficial owners thereof, which shall be substantially in the form of Exhibit A, with appropriate legends as specified in Section 2.7 and Exhibit A.

“Governmental Authority” means any federal or foreign government, any state or local government or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantor Subsidiary” means the subsidiaries of the Issuer listed on Schedule I of the Master Collateral and Intercreditor Agreement or that are required to become a party to the Master Collateral and Intercreditor Agreement from time to time as grantors of Collateral under the Collateral Documents.

“Grantors” means the Issuer and the Grantor Subsidiaries.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)
to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part,

provided, that “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to it in Section 10.1(a).

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” mean that Person in whose name a Note is registered in the Note register.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,”“Incurred” and “Incurring” will have meanings correlative to the preceding).

“Indebtedness” means with respect to any Person, without duplication (but excluding Trade Payables):

(1)	the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(2)	the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement;

(5)	all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof;

(6)	Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) through (9) below;

(7)
all Indebtedness of any other Person of the type referred to in clauses (1) through (6) which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

(8)	all obligations under Hedging Obligations of such Person; and

(9)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided, that:

(a)
if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture, and

(b)	if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof.

“Indenture” means this Indenture as amended or supplemented from time to time, including the Exhibits hereto.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes as specified in the Form of Face of Note contained in Exhibit A.

“Interest Rate Adjustment Certificate” means the Certificate attached as Exhibit C to the Master Collateral and Intercreditor Agreement, duly executed by the Collateral and Intercreditor Agent.

“Interest Rate Agreement” of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

“Investment” means, with respect to any Person, any:

(1)	direct or indirect loan, advance or other extension of credit (including, without limitation, a Guarantee) to any other Person,

(2)	capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person, or

(3)	any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

“Investment” will exclude accounts receivable or deposits arising in the ordinary course of business. “Invest,”“Investing” and “Invested” will have corresponding meanings.

For purposes of Section 3.8, the Issuer will be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Designation, which will be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary owed to the Issuer or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Issuer or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Issuer or any Restricted Subsidiary or owed to the Issuer or any other Restricted Subsidiary immediately following such sale or other disposition.

“Investment Return” means, in respect of any Investment (other than a Permitted Investment) made after the Issue Date by the Issuer or any Restricted Subsidiary:

(1)
the cash proceeds received by the Issuer upon the sale, liquidation, repayment or return (in the form of a dividend or otherwise) of such Investment or, in the case of a Guarantee, the amount of the Guarantee upon the unconditional release of the Issuer and its Restricted Subsidiaries in full, less any payments previously made by the Issuer or any Restricted Subsidiary in respect of such Guarantee;

(2)	in the case of the Revocation of the Designation of an Unrestricted Subsidiary, an amount equal to the lesser of:

(a)	the Issuer’s Investment in such Unrestricted Subsidiary at the time of such Revocation;

(b)
that portion of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of Revocation that is proportionate to the Issuer’s equity interest in such Unrestricted Subsidiary at the time of Revocation; and

(c)	the Designation Amount with respect to such Unrestricted Subsidiary upon its Designation which was treated as a Restricted Payment; and

(3)
in the event the Issuer or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, the existing Investment of the Issuer and its Restricted Subsidiaries in such Person, in the case of each of (1), (2) and (3), up to the amount of such Investment that was treated as a Restricted Payment in Section 3.8 less the amount of any previous Investment Return in respect of such Investment.

“Issue Date” means the first date of issuance of Notes under the Indenture.

“Issue Date Notes” means the $170,000,000 aggregate principal amount of Notes originally issued on the Issue Date, and any replacement Notes issued therefor in accordance with this Indenture.

“Issuer” means the party named as such in the introductory paragraph to this Indenture and its successors and assigns, including any Successor Issuer that becomes such in accordance with Article IV.

“Issuer Debt to EBITDA Ratio” means, at any time, the ratio, calculated in each case in accordance with Mexican GAAP with respect to the Issuer and its Subsidiaries on a consolidated basis, of

(1)  the aggregate amount of all Indebtedness of the Issuer and its Subsidiaries that would appear on a consolidated balance sheet of the Issuer at such time, to

(2) the sum (without duplication) for the most recently concluded Four Quarter Period, of

(A)	operating income of the Issuer and its consolidated Subsidiaries,

(B)	depreciation and amortization of the Issuer and its consolidated Subsidiaries; and

(C)
other non-cash items that are reported above the “operating income (loss)” line on the Issuer’s consolidated statements of operations applicable to the Issuer and its Restricted Subsidiaries; provided that the amount included in this clause (C) for any Four Quarter Period will not be less than zero.

“Issuer Interest Rate Adjustment Certificate” shall mean the certificate of the Issuer delivered to the Collateral and Intercreditor Agent and the Trustee pursuant to Section 6(b) of the Master Collateral and Intercreditor Agreement.

“Issuer Order” has the meaning assigned to it in Section 2.2(c).

“Legal Defeasance” has the meaning assigned to it in Section 8.1(b).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction will be deemed to have Incurred a Lien on the property leased thereunder.

“Master Collateral and Intercreditor Agreement” means the Master Collateral and Intercreditor Agreement dated as of July 23, 2004, among HSBC Bank USA National Association, as collateral and intercreditor agent, The Bank of New York, as indenture trustee, the Issuer, the Grantor Subsidiaries, and the other Secured Parties (as defined therein) becoming party thereto from time to time.

“Maturity Date” means July 23, 2011.

“Mexican Income Tax Law” means Mexico’s Ley del Impuesto Sobre la Renta as it may be amended from time to time.

“Mexican GAAP” means generally accepted accounting principles in Mexico that are in effect as of the Issue Date.

“Mexico” means the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multilateral Financial Institution” means any Permitted Multilateral Financial Institution to the extent then lender of record under a Multilateral Financial Institution Facility.

“Multilateral Financial Institution Facility” means, at any date, a single credit facility of the Issuer and/or one or more Note Guarantors under which a Permitted Multilateral Financial Institution is the lender of record and which shall have an initial Weighted Average Life to Maturity of at least two years and an initial aggregate principal amount of at least $75,000,000, which may include other financial institutions as lenders and which may be guaranteed by one or more Note Guarantors.

“Net Cash Proceeds” means, with respect to any Asset Sale, Collateral Asset Sale or Event of Loss, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale, Collateral Asset Sale or Event of Loss, net of:

(1)
reasonable out-of-pocket expenses and fees relating to such Asset Sale, Collateral Asset Sale or Event of Loss (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)
taxes paid or payable in respect of such Asset Sale, Collateral Asset Sale or Event of Loss after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)	repayment of Indebtedness permitted under the Indenture that is required to be repaid in connection with such Asset Sale (but not a Collateral Asset Sale or Event of Loss); and

(4)
solely with respect to any Asset Sale or Collateral Asset Sale, appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with Mexican GAAP, against any liabilities associated with such Asset Sale or Collateral Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale or Collateral Asset Sale including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Collateral Asset Sale, but excluding any reserves with respect to Indebtedness.

“New Note Guarantee” has the meaning assigned to it in Section 10.5.

“New Note Guarantor” has the meaning assigned to it in Section 10.5.

“Non-Payment Default” means any Collateral Event of Default other than a Payment Default.

“Non-U.S. Person” means a person who is not a U.S. person, as defined in Regulation S.

“Note Custodian” means the custodian with respect to any Global Note appointed by DTC, or any successor Person thereto, and shall initially be the Trustee.

“Note Guarantee” means any guarantee of the Issuer’s Obligations under the Notes and the Indenture provided by a Restricted Subsidiary pursuant to the Indenture.

“Note Guarantor” means any Restricted Subsidiary which provides a Note Guarantee pursuant to the Indenture until such time as its Note Guarantee is released in accordance with the Indenture.

“Note Register” has the meaning assigned to it in Section 2.3(a).

“Notes” means any of the Issuer’s 10.75% Senior Secured Guaranteed Notes Due 2011 issued and authenticated pursuant to this Indenture.

“Obligations” means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the Notes and the Note Guarantees, the Indenture.

“Obsolete Equipment” shall mean any machinery, equipment, furniture, apparatus, tools or implements or other similar property that may be defective or may have become worn out or obsolete or no longer used or useful in the operations of the Issuer or a Grantor Subsidiary, which is permitted to be sold pursuant to the terms of this Indenture.

“Officer” means the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or the Treasurer of the Issuer.

“Officer’s Certificate” means a certificate duly executed by any two of the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Issuer.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Issuer and who shall be reasonably acceptable to the Trustee.

“Outstanding” means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(ii) Notes, or portions thereof, for the payment, redemption or, in the case of an Asset Sale Offer or Change of Control Offer, purchase of which money in the necessary amount has been theretofor deposited with the Trustee or any Paying Agent (other than the Issuer, a Note Guarantor or an Affiliate of the Issuer) in trust or set aside and segregated in trust by the Issuer, a Note Guarantor or an Affiliate of the Issuer (if the Issuer, a Note Guarantor or such Affiliate of the Issuer is acting as Paying Agent) for the Holders of such Notes; provided that, if Notes (or portions thereof) are to be redeemed or purchased, notice of such redemption or purchase has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Notes which have been surrendered pursuant to Section 2.9 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Issuer; and

(iv) solely to the extent provided in Article VIII, Notes which are subject to Legal Defeasance or Covenant Defeasance as provided in Article VIII;

provided, however, that in determining whether the Holders of the requisite aggregate principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Issuer or any other obligor upon the Notes or any Affiliate of the Issuer or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer or any other obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

“Partial Collateral Asset Sale” has the meaning assigned to it in Section 3.9(b)(i).

“Paying Agent” has the meaning assigned to it in Section 2.3(a).

“Payment Default” means any Collateral Event of Default involving a failure to pay principal or interest or any other amount when due following the expiration of any applicable grace period under the Notes, Indenture or any Credit Facility.

“Permitted Business” means the business or businesses conducted by the Issuer and its Restricted Subsidiaries as of the Issue Date and any business ancillary or complementary thereto.

“Permitted Holders” means (i) any member of the Board of Directors of Vitro on the Issue Date, (ii) a parent, brother or sister of any of the individuals named in clause (i), (iii) the spouse or a former spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v), (vii) any Person in which all of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi), (viii) the Vitro employee stock option trust and (ix) the Vitro employee pension trust.

“Permitted Indebtedness” has the meaning assigned to it in Section 3.6(2).

“Permitted Investments” means:

(1)
Investments by the Issuer or any Restricted Subsidiary in any Person that is, or that results in any Person becoming, immediately after such Investment, a Restricted Subsidiary or constituting a merger or consolidation of such Person into the Issuer or with or into a Restricted Subsidiary;

(2)	Investments by any Restricted Subsidiary in the Issuer;

(3)	Investments in cash and Cash Equivalents;

(4)
any extension, modification or renewal of any Investments existing as of the Issue Date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date);

(5)	Investments permitted pursuant to Sections 3.14(b)(ii) and Section 3.14(b)(v);

(6)
Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

(7)	Investments made by the Issuer or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with Section 3.9;

(8)	Investments in the form of Hedging Obligations permitted under Section 3.6(2)(g);

(9)	Investments made solely in the form of common equity of the Issuer constituting Qualified Capital Stock;

(10)	purchases of Capital Stock of Vitro in an aggregate amount not to exceed $2 million in any calendar year by a stock incentive plan for the benefit of employees of the Issuer and its Subsidiaries; and

(11)	other Investments in a Person engaged in a Permitted Business not to exceed $10 million at any one time outstanding.

“Permitted Joint Venture” means (i) Comegua and its Subsidiaries for so long as any third party that is not an Affiliate of Vitro shall directly or indirectly own any of its Capital Stock, and (ii) any joint venture or other entity created after that Issue Date that is a Restricted Subsidiary, the purpose of which is to develop a new production facility for use in a Permitted Business of the Issuer, none of whose assets constitute Collateral and a portion of the Capital Stock of which is owned by a third party that is not an Affiliate of Vitro.

“Permitted Liens” means any of the following:

(1)	Collateral Permitted Liens;

(2)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(3)	Liens securing Hedging Obligations that relate to Indebtedness that is Incurred in accordance with Section 3.6 and that are secured by the same assets as secure such Hedging Obligations;

(4)
Liens existing on the Issue Date and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted in Section 3.13 not incurred pursuant to clause (9) or (10) below and which Indebtedness has been Incurred in accordance with Section 3.6; provided, that such new Liens:

(a)	are no less favorable to the Holders of Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and

(b)	do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness;

(5)
Liens securing Acquired Indebtedness Incurred in accordance with Section 3.6 not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided, that

(a)
such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and

(b)
such Liens do not extend to or cover any property of the Issuer or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Issuer or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(6)
purchase money Liens securing Purchase Money Indebtedness or a Capitalized Lease Obligation which (i) other than in the case of Purchase Money Indebtedness or Capitalized Lease Obligations Incurred by a Permitted Joint Venture, shall not exceed $50 million in the aggregate outstanding at any one time under this clause (6), and (ii) are Incurred to finance the acquisition or leasing of property of the Issuer or a Restricted Subsidiary used in a Permitted Business; provided, that:

(a)
the related Purchase Money Indebtedness or Capitalized Lease Obligation does not exceed the cost of such property and is not be secured by any property of the Issuer or any Restricted Subsidiary other than the property so acquired,

(b)	the Lien securing such Indebtedness will be created within 90 days of such acquisition, and

(c)
the acquired or leased property does not replace or constitute maintenance in respect of any Collateral and could be disposed of independently from any Collateral without materially impairing the operation or value of any Collateral.

(7)	Liens securing Indebtedness not to exceed $25 million outstanding at any one time;

(8)	Liens on accounts receivable and related assets granted in connection with a Qualified Receivables Transaction;

(9)	Liens on assets or property of Comegua or its Subsidiaries securing Indebtedness of Comegua or its Subsidiaries; and

(10)
Liens securing the obligations of the Issuer or any Restricted Subsidiary pursuant to agreements for indemnification, adjustment of purchase price or similar obligations, or from Guarantees, letters of credit, escrows or other similar instruments, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary, in a principal amount not to exceed the sales price (including the assumption of Indebtedness) in connection with such disposition.

“Permitted Multilateral Financial Institution” means any single multilateral financial institution established under international law by articles of agreement among its member governments (which shall include both the United States of America and Mexico), including any of (i) the Inter-American Development Bank, (ii) the International Finance Corporation or (iii) any other multilateral financial institution approved by the Holders of at least a majority in principal amount of the Outstanding Notes.

“Permitted Secured Obligations” means, without duplication, any (1) Senior Indebtedness under any Senior Credit Facilities and any Working Capital Facilities and (2) Trade Payables of the Issuer or the Note Guarantors, in each case that rank pari passu with the Notes and/or the relevant Note Guarantees, the holders of which have become parties to the Master Collateral and Intercreditor Agreement in compliance with Section 7 thereof, and are subject to the terms thereof, and the principal amount of which, in each case, does not exceed the maximum amounts permitted to be secured by Liens in the Collateral in respect of the Senior Credit Facility, Working Capital Facilities or the Trade Payables, as the case may be, each as set forth in the Master Collateral and Intercreditor Agreement. Permitted Secured Obligations shall also include any Post-Petition Interest.

“Permitted Trade Agreement” means a written agreement (including a purchase order) entered into by any one or more of the Issuer and the Note Guarantors with a supplier of goods or services to the Issuer or such Note Guarantor and pursuant to which Trade Payables are generated from time to time, as such agreement is amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.

“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a government, governmental agency or political subdivision thereof.

“Pesos” means the lawful currency of Mexico.

“Post-Petition Interest” means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Private Placement Legend” has the meaning assigned to it in Section 2.7(b).

“Public Equity Offering”means an underwritten public offering of Qualified Capital Stock of the Issuer pursuant to a registration statement (other than a registration statement filed on Form S-4, S-8 or F-4) filed with the SEC in accordance with the Securities Act.

“Purchase Money Indebtedness” means Indebtedness Incurred for the purpose of financing all or any part of the purchase price, or other cost (including related expenses) of construction or improvement of any property; provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of Refinancing.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not

Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

“Qualified Receivables Transaction” means either (i) the accounts receivable factoring program existing on the Issue Date and any successor receivables facility involving the sale or other transfers of accounts receivable of the Mexican sales by the Issuer and its Subsidiaries or any accounts receivable factoring program involving the sales or other transfers by Alcali of its accounts receivable, the aggregate outstanding amount of which will in no event at any time exceed $81 million and (ii) sales or other transfers by Comegua and its Subsidiaries of its accounts receivable, the aggregate outstanding amount of which will in no event at any time exceed $30 million.

“Real Property” means all real property and buildings and fixtures attached thereto owned by any Mexican Grantor Subsidiary on the Issue Date.

“Real Property Collateral” means all Real Property that was owned at the date hereof by any Grantor of Real Property at any time that the Capital Stock of such Grantor shall be pledged pursuant to Section 9.13 of the Master Collateral and Intercreditor Agreement.

“Record Date” has the meaning assigned to it in the Form of Face of Note contained in Exhibit A.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to this Indenture and the Notes.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, extend, renew, repay, redeem, replace, defease or refund such Indebtedness in whole or in part. “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary issued to Refinance, any other Indebtedness of the Issuer or a Restricted Subsidiary so long as:

(1)
the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or accreted value as of such date, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Issuer in connection with such Refinancing); or

(2)	such new Indebtedness has:

(a)	a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, and

(b)	a final maturity that is equal to or later than the final maturity of the Indebtedness being Refinanced; or

(3)	if the Indebtedness being Refinanced is:

(a)	Indebtedness of the Issuer, then such Refinancing Indebtedness will be Indebtedness of the Issuer, and

(c)	Subordinated Indebtedness, then such Refinancing Indebtedness will be subordinate to the Notes, if applicable, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registrar” has the meaning assigned to it in Section 2.3(a).

“Regulation S” means Regulation S under the Securities Act or any successor regulation.

“Regulation S Global Note” has the meaning assigned to it in Section 2.1(e).

“Replacement Collateral” means, at any relevant date in connection with a Collateral Asset Sale or Event of Loss, assets to be used in the business of the Issuer or the Grantor Subsidiaries, which on such date (i) constitute similar assets to Collateral or Real Property Collateral (in the case of an Event of Loss) disposed of or destroyed and do not constitute Capital Stock of any Person (other than with respect to any Collateral Asset Sale or Event of Loss of Capital Stock of Comegua to which this clause (i) shall not apply), (ii) are to be acquired by the Issuer or the corresponding Grantor Subsidiary at a purchase price that does not exceed the Fair Market Value of such Replacement Collateral, (iii) will be upon purchase free and clear of all Liens other than Collateral Permitted Liens, and (iv) are subject to Collateral Documents to which the owner of the Replacement Collateral is a party.

“Representatives” means any representative on behalf of the creditors under the Permitted Secured Obligations, together with any representative on behalf of the creditors under any Credit Facility together with the Trustee and the Multilateral Financial Institution under any Multilateral Financial Institution Facility.

“Resale Restriction Termination Date” means, (i) for any Restricted Note (or beneficial interest therein) that is not a Regulation S Global Note, two years (or such other period specified in Rule 144(k)) from the Issue Date or, if any Additional Notes that are Restricted Notes (other than Regulation S Global Notes) have been issued before the Resale Restriction Termination Date for any such Restricted Notes, from the latest such original issue date of such Additional Notes, or (ii) for any Restricted Note that is a Regulation S Global Note, the date on which the Distribution Compliance Period therefor is terminated.

“Restricted Note” means any Issue Date Note (or beneficial interest therein) or any Additional Note (or beneficial interest therein), until such time as:

(i) the Resale Restriction Termination Date therefor has passed; or

(ii) the Private Placement Legend therefor has otherwise been removed pursuant to Section 2.8(d) or, in the case of a beneficial interest in a Global Note, such beneficial interest has been exchanged for an interest in a Global Note not bearing a Private Placement Legend.

“Restricted Payment” has the meaning set forth under Section 3.8.

“Restricted Subsidiary” means any Subsidiary of the Issuer which at the time of determination is not an Unrestricted Subsidiary. When “Restricted Subsidiary” is used with respect to Comegua, it means a Subsidiary of Comegua that is a Restricted Subsidiary of the Issuer.

“Revocation” has the meaning set forth in Section 3.11(c).

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule).

“Rule 144A Global Note” has the meaning assigned to it in Section 2.1(d).

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Issuer or a Restricted Subsidiary of any property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

“S&P” means Standard & Poor’s Corporation or any successor to the rating agency business thereof.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency thereto with respect to the regulation or registration of securities.

“Secured Parties” means the Collateral and Intercreditor Agent, the Voting Creditors, the Trade Payable Creditors and the Representatives.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Credit Facilities” means (i) one or more bank credit facilities of the Issuer or any Note Guarantor, which may be guaranteed by one or more Note Guarantors, with an initial Weighted Average Life to Maturity of at least two years and any other bank credit facility of the Issuer or any Note Guarantor, which may be guaranteed by one or more Note Guarantors, with an initial Weighted Average Life to Maturity of at least two years replacing or refinancing any such bank credit facilities and (ii) any Multilateral Financial Institution Facility.

“Senior Indebtedness”means (a) in respect of the Issuer, the Notes and any other Indebtedness of the Issuer that ranks equal in right of payment with the Notes and (b) in respect of any Note Guarantor, its Note Guarantee and any other Indebtedness that ranks equal in right of payment with such Note Guarantee.

“Significant Subsidiary” means a Subsidiary of the Issuer constituting a “Significant Subsidiary” of the Issuer in accordance with Rule 1-02(w) of Regulation S-X under the Securities Act in effect on the date hereof, except that all references to 10% in Rule 102(w) are replaced with 5%.

“SOFIVSA” means Servicios y Operaciones Financieras Vitro, S.A. de C.V., a Wholly Owned Subsidiary of Vitro.

“Special Record Date” has the meaning assigned to it in Section 2.12(a).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means, with respect to the Issuer or any Note Guarantor, any Indebtedness of the Issuer or such Note Guarantor which is expressly subordinated in right of payment to the Notes or the relevant Note Guarantee, as the case may be.

“Subsidiary” means, with respect to any Person, any other Person (i) of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding Voting Stock and (ii) any other Person that is combined or consolidated in accordance with Mexican GAAP with such Person for purposes of financial reporting.

“Successor Issuer” has the meaning assigned to it in Section 4.1(a)(i)(B).

“Taxes” has the meaning assigned to it in Section 3.17(a).

“Taxing Jurisdiction” has the meaning assigned to it in Section 3.17(a).

“TIA” or “Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended, as in effect on the date of this Indenture (except as otherwise provided in this Indenture).

“Trade Payables” means, with respect to any Person, any accounts payable owed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services and required to be paid within one year from the date of Incurrence thereof, which constitute accounts payable and are considered current liabilities in accordance with Mexican GAAP.

“Trustee” means the party named as such in the introductory paragraph of this Indenture until a successor replaces it in accordance with the terms of this Indenture and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“UDIs” means Unidades de Inversión, units indexed to Mexican inflation which may be converted into Pesos at the rate of conversion determined by the Central Bank of Mexico from time to time and published in the Diario Oficial de la Federacion.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer Designated as such pursuant to Section 3.11. Any such Designation may be revoked by a Board Resolution of the Issuer, subject to the provisions of Section 3.11.

“U.S. GAAP” means generally accepted accounting principles in the United States that are in effect on the Issue Date.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Issuer’s option.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Vitro” means Vitro, S.A. de C.V.

“Vitro Packaging” means Vitro Packaging, Inc.

“Vitro OCF” means Vitro OCF, S.A. de C.V.

“Vitro Restricted Subsidiary” means any Subsidiary (other than the Issuer and its Subsidiaries) of Vitro that is a “Restricted Subsidiary” pursuant to the indenture, dated as of October 22, 2003, between Vitro and Wachovia Bank National Association with respect to Vitro’s 11.75% Senior Notes due 2013 or the indenture, dated May 1, 1997, between SOFIVSA, Vitro as guarantor, and Texas Commerce Bank National Association with respect to SOFIVSA’s 11 3/8% Notes due 2007, in each case as amended from time to time.

“Voting Creditors” means the holders of the Notes and the lenders under the Credit Facilities.

“Voting Stock” with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

(1)	the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

(2)	the sum of the products obtained by multiplying:

(a)
the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(b)	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Issuer.

“Wholly Owned Subsidiary” with respect to any Person, a Subsidiary of which all of the outstanding Capital Stock of which (other than, in the case of a Restricted Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any other Person that satisfies the definition of Wholly Owned Subsidiary with respect to such Person.

“Working Capital Facilities” means Senior Indebtedness of one or more of the Issuer and the Note Guarantors under one or more working capital credit facilities entered into with one or more Mexican or international financial institutions that are not Affiliates of the Issuer at any time prior to or after the date of issuance of the Notes.

Section 1.2     Rules of Construction.  Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with Mexican GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) references to the payment of principal of the Notes shall include applicable premium, if any; and

(7) references to payments on the Notes shall include Additional Amounts and additional interest, if any.

ARTICLE II
THE NOTES

Section 2.1     Form and Dating.

(a) The Issue Date Notes are being originally offered and sold by the Issuer pursuant to a Purchase Agreement, dated as of July 16, 2004, between the Issuer and Citigroup Global Markets Inc. The Notes will be issued in fully-registered certificated form without coupons, and only in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A.

(b) The terms and provisions of the Notes, the form of which is in Exhibit A, shall constitute, and are hereby expressly made, a part of this Indenture, and, to the extent applicable, the Issuer, the Note Guarantors and the Trustee, by their execution and delivery of this Indenture expressly agree to such terms and provisions and to be bound thereby. Except as otherwise expressly permitted in this Indenture, all Notes shall be identical in all respects. Notwithstanding any differences among them, all Notes issued under this Indenture shall vote and consent together on all matters as one class.

(c) The Notes may have notations, legends or endorsements as specified in Section 2.7 or as otherwise required by law, stock exchange rule or DTC rule or usage. The Issuer shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication.

(d) Notes originally offered and sold to QIBs in reliance on Rule 144A will be issued in the form of one or more permanent Global Notes (each, a “Rule 144A Global Note”).

(e) Notes originally offered and sold outside the United States of America will be issued in the form of one or more permanent Global Notes (each, a “Regulation S Global Note”).

Section 2.2     Execution and Authentication.

(a) Two Officers or authorized signatories, shall sign the Notes for the Issuer by manual or facsimile signature. If an Officer or authorized signatory whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(b) A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.

(c) At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery Notes upon a written order of the Issuer signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Issuer (the “Issuer Order”). An Issuer Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to $250,000,000.

(d) The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.

(e) In case a Successor Issuer has executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such transaction may, from time to time, at the request of the Successor Issuer, be exchanged for other Notes executed in the name of the Successor Issuer with such changes in phraseology and form as may be appropriate, but otherwise identical to the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Issuer Order of the Successor Issuer, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a Successor Issuer pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such Successor Issuer, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.

Section 2.3     Registrar and Paying Agent.

(a) The Trustee shall maintain an office or agency in the Borough of Manhattan, City of New York, where Notes may be presented or surrendered for registration of transfer or for exchange (the “Registrar”), where Notes may be presented for payment (the “Paying Agent”) and for the service of notices and demands to or upon the Issuer in respect of the Notes and this Indenture. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”). The Issuer may have one or more co-Registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

(b) The Issuer shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of each such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Issuer or any Note Guarantor may act as Paying Agent, Registrar, co-Registrar or transfer agent.

(c) The Issuer initially appoints the Trustee, at its Corporate Trust Office, as Registrar and Paying Agent, in each case until such time as another Person is appointed as such.

Section 2.4     Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any Default by the Issuer or any Note Guarantor in making any such payment. If the Issuer or any Note Guarantor or an Affiliate of the Issuer or any Note Guarantor acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Note Guarantor) shall have no further liability for the money delivered to the Trustee. Upon any proceeding under any Bankruptcy Law with respect to the Issuer or any Note Guarantor, if the Issuer or a Note Guarantor is then acting as Paying Agent, the Trustee shall replace the Issuer or such Note Guarantor as Paying Agent.

Section 2.5     Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.6     Global Note Provisions.

(a) Each Global Note initially shall: (i) be registered in the name of DTC or the nominee of DTC, (ii) be delivered to the Note Custodian, and (iii) bear the appropriate legend, as set forth in Section 2.7 and Exhibit A. Any Global Note may be represented by more than one certificate. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian, as provided in this Indenture.

(b) Except as provided in Section 2.6(c)(ii)(B), members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Note Custodian under such Global Note, and DTC may be treated by the Issuer, the Trustee, the Paying Agent and the Registrar and any of their agents as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, the Paying Agent or the Registrar or any of their agents from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of an owner of a beneficial interest in any Global Note. The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Certificated Notes.

(i) Certificated Notes shall be issued to all owners of beneficial interests in a Global Note in exchange for such interests if:

(A) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice,

(B) the Issuer executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable, or

(C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC.

In connection with the exchange of an entire Global Note for Certificated Notes pursuant to this paragraph (c), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and upon Issuer Order the Trustee shall authenticate and deliver, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Certificated Notes of authorized denominations.

(ii) The owner of a beneficial interest in a Global Note will be entitled to receive a Certificated Note in exchange for such interest if an Event of Default has occurred and is continuing.

(A) Upon receipt by the Note Custodian and Registrar of instructions from the Holder of a Global Note directing the Note Custodian and Registrar to (x) issue one or more Certificated Notes in the amounts specified to the owner of a beneficial interest in such Global Note and (y) debit or cause to be debited an equivalent amount of beneficial interest in such Global Note, subject to the rules and procedures of DTC:

(i) the Note Custodian and Registrar shall notify the Issuer and the Trustee of such instructions, identifying the owner and amount of such beneficial interest in such Global Note;

(ii) the Issuer shall promptly execute, and upon Issuer Order the Trustee shall authenticate and deliver, to such beneficial owner Certificated Note(s) in an equivalent amount to such beneficial interest in such Global Note; and

(iii) the Note Custodian and Registrar shall decrease such Global Note by such amount in accordance with the foregoing.

(B) In the event that the Certificated Notes are not issued to each such beneficial owner promptly after the Registrar has received a request from the Holder of a Global Note to issue such Certificated Notes, the Issuer expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.6 or Section 6.7, the right of any beneficial holder of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial holder’s Notes as if such Certificated Notes had been issued.

Section 2.7     Legends.

(a) Each Global Note shall bear the global note legend specified therefor in Exhibit A on the face thereof.

(b) Each Restricted Note shall bear the private placement legend specified therefor in Exhibit A on the face thereof (the “Private Placement Legend”).

Section 2.8     Transfer and Exchange.

(a) The following provisions shall apply with respect to any proposed transfer of an interest in a Rule 144A Global Note that is a Restricted Note: If (1) the owner of a beneficial interest in a Rule 144A Global Note wishes to transfer such interest (or portion thereof) to a Non-U.S. Person pursuant to Regulation S and (2) such Non-U.S. Person wishes to hold its interest in the Notes through a beneficial interest in the Regulation S Global Note, (x) upon receipt by the Note Custodian and Registrar of:

(i) written instructions from the Holder of the Rule 144A Global Note directing the Note Custodian and Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Note equal to the principal amount of the beneficial interest in the Rule 144A Global Note to be transferred, and

(ii) a certificate in the form of Exhibit C from the transferor,

and (y) subject to the rules and procedures of DTC, the Note Custodian and Registrar shall increase the Regulation S Global Note and decrease the Rule 144A Global Note by such amount in accordance with the foregoing.

(b) If the owner of an interest in a Regulation S Global Note wishes to transfer such interest (or any portion thereof) to a QIB pursuant to Rule 144A prior to the expiration of the Distribution Compliance Period therefor, (x) upon receipt by the Note Custodian and Registrar of:

(i) written instructions from the Holder of the Regulation S Global Note directing the Note Custodian and Registrar to credit or cause to be credited a beneficial interest in the Rule 144A Global Note equal to the principal amount of the beneficial interest in the Regulation S Global Note to be transferred, and

(ii) a certificate in the form of Exhibit B duly executed by the transferor,

and (y) in accordance with the rules and procedures of DTC, the Note Custodian and Registrar shall increase the Rule 144A Global Note and decrease the Regulation S Global Note by such amount in accordance with the foregoing.

(c) Other Transfers. Any transfer of Restricted Notes not described above (other than a transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a Certificated Note or a beneficial interest in another Global Note, which must be effected in accordance with applicable law and the rules and procedures of DTC, but is not subject to any procedure required by this Indenture) shall be made only upon receipt by the Registrar of such opinions of counsel, certificates and/or other information reasonably required by and satisfactory to it in order to ensure compliance with the Securities Act or in accordance with paragraph (d) of this Section 2.8.

(d) Use and Removal of Private Placement Legends. Upon the transfer, exchange or replacement of Notes (or beneficial interests in a Global Note) not bearing (or not required to bear upon such transfer, exchange or replacement) a Private Placement Legend, the Note Custodian and Registrar shall exchange such Notes (or beneficial interests) for beneficial interests in a Global Note (or Certificated Notes if they have been issued pursuant to Section 2.6(c)) that does not bear a Private Placement Legend. Upon the transfer, exchange or replacement of Notes (or beneficial interests in a Global Note) bearing a Private Placement Legend, the Note Custodian and Registrar shall deliver only Notes (or beneficial interests in a Global Note) that bear a Private Placement Legend unless:

(i) such Notes (or beneficial interests) are transferred pursuant to Rule 144 upon delivery to the Registrar of a certificate of the transferor in the form of Exhibit D and an Opinion of Counsel reasonably satisfactory to the Registrar;

(ii) such Notes (or beneficial interests) are transferred, replaced or exchanged after the Resale Restriction Termination Date therefor; or

(iii) in connection with such transfer, exchange or replacement the Registrar shall have received an Opinion of Counsel and other evidence reasonably satisfactory to it to the effect that neither such Private Placement Legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

The Private Placement Legend on any Note shall be removed at the request of the Holder on or after the Resale Restriction Termination Date therefor. The Holder of a Global Note may exchange an interest therein for an equivalent interest in a Global Note not bearing a Private Placement Legend upon transfer of such interest pursuant to any of clauses (i) through (iii) of this paragraph (d).

(e) Consolidation of Global Notes. Nothing in this Indenture shall provide for the consolidation of any Notes with any other Notes to the extent that they constitute, as determined pursuant to an Opinion of Counsel, different classes of securities for U.S. federal income tax purposes.

(f) Retention of Documents. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Article II. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(g) Execution, Authentication of Notes, etc.

(i) Subject to the other provisions of this Section 2.8, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided that any Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney-in-fact duly authorized in writing. To permit registrations of transfers and exchanges and subject to the other terms and conditions of this Article II, the Issuer will execute and upon Issuer Order the Trustee will authenticate Certificated Notes and Global Notes at the Registrar’s or co-Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 3.9, Section 3.18, Section 5.1 or Section 9.3).

(iii) The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note for a period beginning: (1) 14 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 14 days before an Interest Payment Date and ending on such Interest Payment Date.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent, the Registrar or any co-Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent, the Registrar or any co-Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of an interest in a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). Except as provided in Section 2.6(c)(ii)(B), the rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.9     Mutilated, Destroyed, Lost or Stolen Notes.

(a) If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall execute and upon Issuer Order the Trustee shall authenticate a replacement Note if, as determined by the Issuer, the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an affidavit of loss and indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Registrar and any co-Registrar from any loss that any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute and upon Issuer Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously Outstanding.

(b) Upon the issuance of any new Note under this Section 2.9, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

(c) Every new Note issued pursuant to this Section 2.9 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, shall constitute an original additional contractual obligation of the Issuer, any Note Guarantor and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

Section 2.10     Temporary Notes. Until definitive Notes are ready for delivery, the Issuer may execute and upon Issuer Order the Trustee will authenticate temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer will prepare and execute and upon Issuer Order the Trustee will authenticate definitive Notes. After the preparation of definitive Notes, the temporary Notes will be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer will execute and upon Issuer Order the Trustee will authenticate and make available for delivery in exchange therefor one or more definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

Section 2.11     Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and dispose of cancelled Notes in accordance with its policy of disposal or return to the Issuer all Notes surrendered for registration of transfer, exchange, payment or cancellation. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange upon Issuer Order.

Section 2.12     Defaulted Interest. When any installment of interest becomes Defaulted Interest, such installment shall forthwith cease to be payable to the Holders in whose names the Notes were registered on the Record Date applicable to such installment of interest. Defaulted Interest (including any interest on such Defaulted Interest) may be paid by the Issuer, at its election, as provided in Section 2.12(a) or 2.12(b).

(a) The Issuer may elect to make payment of any Defaulted Interest (including any interest on such Defaulted Interest) to the Holders in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest (a “Special Record Date”), which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Holders entitled to such Defaulted Interest as provided in this Section 2.12(a). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest, which shall be not more than 15 calendar days and not less than ten calendar days prior to the date of the proposed payment and not less than ten calendar days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Issuer of such Special Record Date and, in the name and at the expense of the Issuer, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be sent, first-class mail, postage prepaid, to each Holder at such Holder’s address as it appears in the registration books of the Registrar, not less than ten calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the Holders in whose names the Notes are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to Section 2.12(b).

(b) Alternatively, the Issuer may make payment of any Defaulted Interest (including any interest on such Defaulted Interest) in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.12(b), such manner of payment shall be deemed practicable by the Trustee.

Section 2.13     Additional Notes. The Issuer may, from time to time, subject to compliance with any other applicable provisions of this Indenture, without the consent of the Holders, create and issue pursuant to this Indenture additional notes (“Additional Notes”) having terms and conditions set forth in Exhibit A identical to those of the other Outstanding Notes, except that Additional Notes:

(i) may have a different issue date from other Outstanding Notes;

(ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other Outstanding Notes; and

(iii) may have terms specified in the Additional Note Board Resolution or Additional Note Supplemental Indenture for such Additional Notes making appropriate adjustments to this Article II and Exhibit A (and related definitions) applicable to such Additional Notes in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws) and any registration rights or similar agreement applicable to such Additional Notes, which are not adverse in any material respect to the Holder of any Outstanding Notes (other than such Additional Notes).

Section 2.14     Ranking; Security for and Parity of Notes. All Notes issued and Outstanding hereunder rank on a parity with each other Note, and each Note shall be secured equally and ratably by this Indenture and the Collateral Documents with each other Note, without preference, priority or distinction of any one thereof over any other by reason of difference in time of issuance or otherwise, and each Note shall be entitled to the same benefits and security in this Indenture and the Collateral Documents as each other Note. The Issuer shall be responsible for the continued maintenance, priority and perfection of such security interest as set forth in the Collateral Documents.

ARTICLE III
COVENANTS

Section 3.1     Payment of Notes. The Issuer shall pay the principal of and interest (including Defaulted Interest) on the Notes in U.S. Legal Tender on the dates and in the manner provided in the Notes and in this Indenture. Unless otherwise permitted under the Notes, prior to 10:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, the Issuer shall deposit with the Paying Agent in immediately available funds U.S. Legal Tender sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be. If the Issuer, a Note Guarantor or an Affiliate of the Issuer or a Note Guarantor is acting as Paying Agent, the Issuer, such Note Guarantor or such Affiliate shall, prior to 10:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, segregate and hold in trust U.S. Legal Tender sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Issuer, a Note Guarantor or an Affiliate of the Issuer or a Note Guarantor) holds in accordance with this Indenture U.S. Legal Tender designated for and sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

Section 3.2     Interest Rate Adjustment. Commencing on the date that is 151 days from the Issue Date, the Notes shall bear interest at a rate of 0.50% per annum in excess of the interest rate shown in the Notes, unless and until the date on which the Trustee shall have received both (i) a duly executed Interest Rate Adjustment Certificate and (ii) a duly executed Issuer Interest Rate Adjustment Certificate. The Trustee shall provide notice to the Holders (i) promptly upon the satisfaction of these conditions, and (ii) promptly following such 151st day, in the event both conditions have not been satisfied.

Section 3.3     Maintenance of Office or Agency.

(a) The Issuer shall maintain each office or agency required under Section 2.3, if any. The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof in writing, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Issuer may also from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in The City of New York, for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.4     Compliance Certificate. The Issuer and each Note Guarantor shall deliver to the Trustee within 90 days after the end of each fiscal year of the Issuer an Officer’s Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuer or such Note Guarantor, as the case may be, they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate shall describe the Default or Event of Default, its status and what action the Issuer or such Note Guarantor is taking or proposes to take with respect thereto.

Section 3.5     Waiver of Stay, Extension or Usury Laws. The Issuer and each Note Guarantor covenants (to the fullest extent permitted by applicable law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer or such Note Guarantor from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture. The Issuer and each Note Guarantor hereby expressly waives (to the fullest extent permitted by applicable law) all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 3.6     Limitation on Incurrence of Additional Indebtedness. (1) The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, without duplication, or permit any Restricted Subsidiary to Incur Preferred Stock, except that:

(a)
the Issuer, any Note Guarantor or a Permitted Joint Venture (other than Comegua and its Subsidiaries) may Incur Indebtedness, including Acquired Indebtedness, if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Issuer is greater than (i) 2.50 to 1.00, if such Indebtedness is Incurred on or prior to the second anniversary of the Issue Date, (ii) 2.75 to 1.00 if such Indebtedness is Incurred after the second anniversary of the Issue Date but on or prior to the fourth anniversary of the Issue Date, and (iii) 3.00 to 1.00 if such Indebtedness if Incurred after the fourth anniversary of the Issue Date, or

(b)
Comegua and its Subsidiaries may Incur Indebtedness, including Acquired Indebtedness, if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of Comegua is greater than (i) 2.50 to 1.00, if such Indebtedness is Incurred on or prior to the second anniversary of the Issue Date, (ii) 2.75 to 1.00 if such Indebtedness is Incurred after the second anniversary of the Issue Date but on or prior to the fourth anniversary of the Issue Date, and (iii) 3.00 to 1.00 if such Indebtedness if Incurred after the fourth anniversary of the Issue Date.

(2)
Notwithstanding clause (1) above, the Issuer and its Restricted Subsidiaries, as applicable, may Incur the following Indebtedness, including Acquired Indebtedness, if applicable (“Permitted Indebtedness”):

(a)
Indebtedness of the Issuer in respect of the Notes not to exceed an amount equal to (A) the lesser of (i) $250 million and (ii) $400 million minus the aggregate principal amount of all Senior Credit Facilities at any one time outstanding, minus (B) the sum of (x) the aggregate principal amount of any Indebtedness incurred to refinance the Notes pursuant to (k)(ii) below at any one time outstanding and (y) the amount of all permanent repayments, redemptions, repurchases or reductions of commitments, as applicable, in respect of the Notes and the Senior Credit Facilities made with the Net Cash Proceeds of an Asset Sale, a Collateral Asset Sale or Event of Loss in order to comply with Section 3.9;

(b)
Indebtedness Incurred by the Issuer and any Note Guarantor pursuant to any Senior Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed an amount equal to (A) $400 million minus the aggregate principal amount of the Notes at any one time outstanding, minus (B) the sum of (x) the aggregate principal amount of any Indebtedness incurred to refinance the Notes pursuant to (k)(ii) below at any one time outstanding and (y) the amount of all permanent repayments, redemptions, repurchases or reductions of commitments, as applicable, in respect of the Notes and the Senior Credit Facilities made with the Net Cash Proceeds of an Asset Sale, a Collateral Asset Sale or Event of Loss in order to comply with Section 3.9;

(c)
Indebtedness of the Issuer or any Note Guarantor to Vitro or SOFIVSA, in an aggregate principal amount not to exceed $400 million at any one time outstanding, minus any amounts outstanding at any one time under the Senior Credit Facilities;

(d)	Indebtedness of the Issuer or any Note Guarantor in respect of a Qualified Receivables Transaction;

(e)
Indebtedness of the Issuer or any Note Guarantor Incurred for working capital needs, to fund capital expenditures and to make interest payments, in each case in the ordinary course of business, in an aggregate principal amount not to exceed $75 million at any one time outstanding;

(f)	Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the Issue Date;

(g)	Hedging Obligations entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business and not for speculative purposes;

(h)
intercompany Indebtedness or Preferred Stock between the Issuer and any Restricted Subsidiary or between any Restricted Subsidiaries; provided that in the event that at any time any such Indebtedness ceases to be held by the Issuer or a

Restricted Subsidiary, such Indebtedness will be deemed to be Incurred and not permitted by this clause (h) at the time such event occurs;

(i)
Indebtedness of the Issuer or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(j)
Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by bankers’ acceptances, surety or appeal bonds, letters of credit, performance bonds or similar instruments for the account of the Issuer or any Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(k)	Refinancing Indebtedness in respect of:

(i)
Indebtedness (other than Indebtedness owed to the Issuer or any Subsidiary) Incurred pursuant to clause (1) above (it being understood that no Indebtedness outstanding on the Issue Date is Incurred pursuant to such clause (1) above), or

(ii)	Indebtedness Incurred pursuant to clauses (a), (f) or (l) or this clause (k) of this definition of “Permitted Indebtedness”;

(l)
Acquired Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Acquired Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer); provided, however, that on the date of such acquisition and after giving pro forma effect to the Incurrence of such Acquired Indebtedness, the Issuer (or in the case of Acquired Indebtedness of a Subsidiary of Comegua, Comegua) would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (1) above;

(m)
Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees, letters of credit, escrows or other similar instruments securing the obligations of the Issuer or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary, in a principal amount not to exceed the sale price (including the assumption of Indebtedness) in connection with such disposition;

(n)
Indebtedness with respect to bankers’ acceptances, surety or appeal bonds, letters of credit, performance bonds or similar instruments securing obligations entered into in the ordinary course of business of the Issuer and its Restricted Subsidiaries to the extent such letters of credit, performance bonds or similar instruments are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, performance bonds or similar instrument;

(o)	Capitalized Lease Obligations and Purchase Money Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not to exceed $25 million at any one time outstanding;

(p)	Indebtedness of one or more Restricted Subsidiaries in a principal amount not to exceed $5 million in the aggregate at any one time outstanding; and

(q)	Indebtedness of one or more of the Issuer or any Note Guarantor in a principal amount not to exceed $25 million in the aggregate at any one time outstanding.

(3)	For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this Section 3.6:

(a)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with Mexican GAAP;

(b)
accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock or Preferred Stock with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.6; provided, that any such outstanding additional Indebtedness or Disqualified Capital Stock paid in respect of Indebtedness Incurred pursuant to any provision of clause (2) of this Section 3.6 will be counted as Indebtedness outstanding thereunder for purposes of any future Incurrence under such provision;

(c)
(x) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (y) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above; and

(d)
the maximum amount that the Issuer or a Restricted Subsidiary may Incur pursuant to this Section 3.6 shall not be deemed to be exceeded, with respect to outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

Section 3.7     Limitation on Guarantees of Issuer or Restricted Subsidiary Indebtedness. The Issuer will not permit any Restricted Subsidiary other than a Note Guarantor to Guarantee any Indebtedness of the Issuer or another Restricted Subsidiary or to secure any Indebtedness of the Issuer or another Restricted Subsidiary with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the Notes, as the case may be, on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantee or Lien remains effective, and in an amount at least equal to the amount of Issuer or other Restricted Subsidiary Indebtedness so Guaranteed or secured; provided, however, that any Guarantee by any such Restricted Subsidiary of Subordinated Indebtedness of the Issuer or any Note Guarantor will be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary; and provided further, that the Issuer will not permit a Restricted Subsidiary to Guarantee or secure any Capital Stock of the Issuer or another Restricted Subsidiary.

Section 3.8     Limitation on Restricted Payments. Subject to the terms described in this Section 3.8, the Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(a) declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Issuer or any Restricted Subsidiary to holders of such Capital Stock, other than:

(i)	dividends or distributions payable in Qualified Capital Stock of the Issuer,

(ii)	dividends, returns of capital or distributions payable to the Issuer and/or a Restricted Subsidiary, or

(iii)
dividends, distributions or returns of capital made on a pro rata basis to the Issuer and its Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary on the other hand (or on less than a pro rata basis to any minority holder);

(b) purchase, redeem or otherwise acquire or retire for value:

(i)	any Capital Stock of the Issuer, or

(ii)
any Capital Stock of any Restricted Subsidiary held by an Affiliate of the Issuer (other than a Restricted Subsidiary) or any Preferred Stock of a Restricted Subsidiary, except for Capital Stock held by the Issuer or a Restricted Subsidiary or purchases, redemptions, acquisitions or retirements for value of Capital Stock on a pro rata basis from the Issuer and/or any Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand, according to their respective percentage ownership of the Capital Stock of such Restricted Subsidiary;

(c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness; or

(d) make any Investment (other than Permitted Investments);

if at the time of the Restricted Payment and immediately after giving effect thereto:

(1)	a Default or an Event of Default has occurred and be continuing;

(2)	the Issuer is not able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.6(1); or

(3)
the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of the proposed Restricted Payment and all other Restricted Payments made subsequent to the Issue Date up to the date thereof, less any Investment Return calculated as of the date thereof, shall exceed the sum of (without duplication):

(A)
50% of cumulative Consolidated Net Income of the Issuer or, if cumulative Consolidated Net Income of the Issuer is a loss, minus 50% of the loss, accrued during the period, treated as one accounting period, beginning on the first full fiscal quarter after the Issue Date to the end of the most recent fiscal quarter for which consolidated financial information of the Issuer is available; plus

(B)	100% of the aggregate net cash proceeds received by the Issuer from any Person from any:

•
contribution to the equity capital of the Issuer (not representing an interest in Disqualified Capital Stock) or issuance and sale of Qualified Capital Stock of the Issuer, in each case, subsequent to the Issue Date, or

•
issuance and sale subsequent to the Issue Date (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary) of any Indebtedness for borrowed money of the Issuer or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Issuer, excluding, in each case, any net cash proceeds:

(w)	received from a Subsidiary of the Issuer;

(x)	used to redeem Notes under “—Redemption—Optional Redemption Upon Public Equity Offerings” in Exhibit A; or

(y)	applied in accordance with clause (4) or (5) of the second paragraph of this covenant below.

Notwithstanding the preceding paragraph, this Section 3.8 does not prohibit:

(1)	any dividend or other distribution in respect of Capital Stock of the Issuer while it is a Vitro Restricted Subsidiary either:

(a)	payable solely in shares of common stock of the Issuer; or

(b)	if:

(i) the making of such Restricted Payment would not result in an Event of Default; and

(ii) at the time of such Restricted Payment and immediately after giving effect thereto, the Issuer Debt to EBITDA Ratio is less than or equal to 2.0 to 1.0;

(2)	any loan or advance to Vitro or any Vitro Restricted Subsidiary;

(3)	the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration pursuant to the preceding paragraph;

(4)	if no Default or Event of Default has occurred and be continuing, the acquisition of any shares of Capital Stock of the Issuer,

(x)	in exchange for Qualified Capital Stock of the Issuer; or

(y)
through the application of the net cash proceeds received by the Issuer from a substantially concurrent sale of Qualified Capital Stock of the Issuer or a contribution to the equity capital of the Issuer not representing an interest in Disqualified Capital Stock, in each case not received from a Subsidiary of the Issuer;

provided, that the value of any such Qualified Capital Stock issued in exchange for such acquired Capital Stock and any such net cash proceeds will be excluded from clause (3)(B) of the first paragraph of this Section 3.8 (and were not included therein at any time); or

(5)
if no Default or Event of Default has occurred and is continuing, the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net cash proceeds of a substantially concurrent sale, other than to a Subsidiary of the Issuer, of:

(x)	Qualified Capital Stock of the Issuer; or

(y)	Refinancing Indebtedness for such Subordinated Indebtedness;

provided, that the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness and any net cash proceeds referred to above will be excluded from clause (3)(B) of the first paragraph of this Section 3.8 (and were not included therein at any time).

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clause (1), (2) (to the extent such loans and advances are not repaid) or (3) (without duplication for the declaration of the relevant dividend) above will be included in such calculation and amounts expended pursuant to clauses (2) (to the extent such loans and advances are repaid), (4) and (5) above will not be included in such calculation.

Section 3.9     Limitation on Asset Sales.

(a)     Asset Sales. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(ii) at least 80% of the consideration received for the assets sold by the Issuer or the Restricted Subsidiary, as the case may be, in the Asset Sale will be in the form of

(A) cash, Cash Equivalents or the assumption of Indebtedness (other than Indebtedness owed to the Issuer or any Restricted Subsidiary or any Subordinated Indebtedness);

(B) property or assets (other than current assets as determined in accordance with Mexican GAAP, except for current assets acquired incidental to the acquisition of assets that constitute a line of business, or Capital Stock) to be owned by and used in a Permitted Business of the Issuer or any Restricted Subsidiary; or

(C) Capital Stock of (i) one or more Persons engaged in a Permitted Business (except as otherwise permitted by Section 3.15) which thereby become Restricted Subsidiaries, or (ii) a Restricted Subsidiary, in each case which Capital Stock was acquired from a third party other than the Issuer or a Restricted Subsidiary (Clauses (B) and (C), together, “Replacement Assets”), in each case received at the time of such Asset Sale.

The Issuer or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any such Asset Sale within 360 days thereof to (i) repay any Indebtedness of the Issuer or any Restricted Subsidiary for borrowed money or constituting a Capitalized Lease Obligation (other than Subordinated Indebtedness) and permanently reduce the commitments with respect thereto without Refinancing, or (ii) purchase Replacement Assets from a Person other than the Issuer and its Restricted Subsidiaries.

(b)     Collateral Asset Sales. The Issuer will not, and will not permit any of its Subsidiaries to, consummate a Collateral Asset Sale unless:

(i) such Collateral Asset Sale involves the Collateral substantially in its entirety, or, if such Collateral Asset Sale involves less than all of the Collateral (a “Partial Collateral Asset Sale”), such Partial Collateral Asset Sale involves a single Collateral Asset Sale with a Fair Market Value at the time of consummation of such Collateral Asset Sale not exceeding $50.0 million and is not part of a series of Collateral Asset Sales in any eighteen month period with an aggregate Fair Market Value (measured as of the time of consummation of such sales) exceeding $50.0 million in the aggregate;

(ii) the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Collateral Asset Sale at least equal to the Fair Market Value of such Collateral;

(iii) with respect to each such Collateral Asset Sale, the Issuer delivers an Officer’s Certificate to the Trustee dated no more than 15 days prior to the date of consummation of the relevant Collateral Asset Sale, certifying that such sale complies with clauses (i) and (ii) above;

(iv) at least 80% of the consideration received for the Collateral sold by the Issuer or its Restricted Subsidiaries, as the case may be, shall be in the form of cash or Cash Equivalents received at the time of such Collateral Asset Sale; provided that any other consideration received for such Collateral shall constitute Collateral pursuant to appropriate Collateral Documents to which the owner thereof is a party; and

(v) the Net Cash Proceeds therefrom shall be paid directly by the purchaser thereof to the Collateral and Intercreditor Agent, pursuant to the Master Collateral and Intercreditor Agreement, as additional Collateral.

In the case of a Partial Collateral Asset Sale, the Issuer, within 360 days from the date of consummation of a Partial Collateral Asset Sale, may apply all of the Net Cash Proceeds therefrom to purchase or otherwise invest in Replacement Collateral or to repay Permitted Secured Obligations (other than Trade Payables). Any such Net Cash Proceeds not so applied will be applied to make an Asset Sale Offer, in accordance with the terms described in Section 3.9(e). In the case of a Collateral Asset Sale other than a Partial Collateral Asset Sale, all of the Net Cash Proceeds therefrom will be immediately applied to make an Asset Sale Offer in accordance with the terms described below in Section 3.9(e).

(c)     Events of Loss. If the Issuer or a Restricted Subsidiary suffers an Event of Loss, the Net Cash Proceeds therefrom will be paid directly by the party providing such Net Cash Proceeds to the Collateral and Intercreditor Agent, pursuant to the applicable Collateral Document, as additional Collateral. As any portion or all of the Net Cash Proceeds from any such Event of Loss are received by the Collateral and Intercreditor Agent, the Issuer may apply all of such amount or amounts, as received, together with all interest earned thereon, individually or in combination, (1) to purchase or otherwise invest in Replacement Collateral, (2) to restore the relevant Collateral or Real Property Collateral, as the case may be, and (3) solely in the event that the Collateral or Real Property Collateral, as the case may be, subject to the Event of Loss is not necessary for and the absence of such Collateral or Real Property Collateral, as the case may be, would not otherwise materially adversely affect the business of the Issuer as it was conducted prior to the occurrence of such Event of Loss, to repay Permitted Secured Obligations (other than Trade Payables). In the event that the Issuer elects to restore the relevant Collateral or Real Property Collateral, as the case may be, pursuant to the foregoing clause (2), within 180 days of receipt of such Net Cash Proceeds from an Event of Loss, the Issuer will

(i) give the Trustee irrevocable written notice of such election, and

(ii) enter into a binding commitment to restore such Collateral or Real Property Collateral, as the case may be, a copy of which will be supplied to the Trustee, and will have 360 days from the date of such binding commitment to complete such restoration, which will be carried out with due diligence. The Issuer will take such action, at its sole expense, as may be required to ensure that the Collateral and Intercreditor Agent has, from the date of such purchase or investment, a first ranking Lien on such Replacement Collateral.

Any such Net Cash Proceeds that the Issuer does not elect to apply within such 180 period or does not actually apply within such 360 day period will be applied to make an Asset Sale Offer in accordance with the terms described below in Section 3.9(e).

(d)     Replacement Collateral. In the event that the Issuer decides pursuant to the foregoing provisions to apply any portion of the Net Cash Proceeds from a Collateral Asset Sale or an Event of Loss to purchase or otherwise invest in Replacement Collateral,

(1)
the Issuer will deliver an Officer’s Certificate to the Trustee dated no more than 30 days prior to the date of consummation of the relevant investment in Replacement Collateral, certifying that the purchase price for the amount of the investment in Replacement Collateral does not exceed the Fair Market Value of such Replacement Collateral;

(2)
the Issuer will deliver an Officer’s Certificate to the Collateral and Intercreditor Agent and the Trustee certifying compliance with the provisions of the Indenture and the Permitted Secured Obligations and requesting the release of such certified purchase price to the Issuer (or the applicable Restricted Subsidiary), free of the Lien of the Collateral Documents; and

(3)
the Issuer will take such actions, at its sole expense, as may be required to permit the Collateral and Intercreditor Agent, pursuant to the applicable Collateral Document, to release such Net Cash Proceeds, together with any interest thereon, from the Lien of the applicable Collateral Document and to ensure that the Collateral and Intercreditor Agent has, from the date of such purchase or investment, a first priority Lien on such Replacement Collateral pursuant to appropriate Collateral Documents.

(e)     Asset Sale Offer. To the extent all or a portion of the Net Cash Proceeds of any Asset Sale, Collateral Asset Sale or Event of Loss are not applied as described in the respective paragraphs set forth above on or prior to the last day (the “Asset Sale Offer Trigger Date”) for the application of such proceeds therefor (including in the case of an Event of Loss, the election to apply), the Issuer will make an offer to purchase Notes (the “Asset Sale Offer”), at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase (the “Asset Sale Offer Amount”). The Issuer will purchase pursuant to an Asset Sale Offer from all tendering Holders on a pro rata basis, that principal amount of Notes to be purchased equal to such unapplied Net Cash Proceeds.

The offer to purchase Notes pursuant to the Asset Sale Offer must be mailed within 20 Business Days of the Asset Sale Offer Trigger Date. The Issuer may, however, defer an Asset Sale Offer until there is an aggregate amount of unapplied Net Cash Proceeds from one or more Asset Sales, Collateral Asset Sales or Events of Loss equal to or in excess of $10 million. At that time, the entire amount of unapplied Net Cash Proceeds, and not just the amount in excess of $10 million, will be applied as required pursuant to this Section 3.9 in accordance with the Asset Sale Offer Trigger Date for the Asset Sale, Collateral Asset Sale or Event of Loss that caused the Net Cash Proceeds to exceed $10 million. Pending application in accordance with this Section 3.9, Net Cash Proceeds will be invested in Cash Equivalents.

Within 20 days following an Asset Sale Offer Trigger Date, the Issuer shall mail to each Holder an Asset Sale Offer Notice, with a copy to the Trustee and to the extent such Asset Sale Offer relates to Net Cash Proceeds of any Collateral, the Collateral and Intercreditor Agent, offering to purchase the Notes as described above. Each Asset Sale Offer Notice shall state, in addition to the things specified in the definition thereof, the purchase date, which must be a Business Day no earlier than 30 calendar days nor later than 60 calendar days from the date the Asset Sale Offer Notice is mailed, other than as may be required by law (the “Asset Sale Offer Payment Date”). Upon receiving an Asset Sale Offer Notice, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash.

On the Asset Sale Offer Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer;

(2)	deposit with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all Notes or portions thereof so tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

To the extent Holders of Notes that are the subject of an Asset Sale Offer properly tender and do not withdraw Notes in an aggregate amount exceeding the available amount of unapplied Net Cash Proceeds, the Issuer will purchase the Notes on a pro rata basis (based on amounts tendered). If only a portion of a Note is purchased pursuant to an Asset Sale Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to an Asset Sale Offer will be cancelled and cannot be reissued.

Notwithstanding anything to the contrary in this Section 3.9, at the Issuer’s option, the Issuer may:

(a) make any Asset Sale Offer in respect of Net Cash Proceeds from an Asset Sale on a pro rata basis to holders of other Senior Indebtedness, and thereby purchase from tendering Holders of Notes and holders of such other Senior Indebtedness on a pro rata basis; and

(b) apply Net Cash Proceeds from a Collateral Asset Sale or Event of Loss to permanently repay or repurchase Permitted Secured Obligations (other than the Notes and Trade Payables) concurrently with any repurchase of Notes with such Net Cash Proceeds pursuant to the relevant Asset Sale Offer so long as the minimum portion of the Net Cash Proceeds applied to repurchase Notes is not less than the amount of such Net Cash Proceeds multiplied by the ratio of (i) the outstanding principal amount of Notes to (ii) the outstanding principal amount of Permitted Secured Obligations (excluding Trade Payables) except if and only to the extent that the principal amount of Notes tendered in the relevant Asset Sale Offer is less than such minimum amount.

Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the aggregate amount of unapplied Net Cash Proceeds the Issuer may use any remaining Net Cash Proceeds:

(1)	from any Asset Sale, for general corporate purposes of the Issuer and its Restricted Subsidiaries;

(2)	from any Collateral Asset Sale, for Replacement Collateral; and

(3)	from any Event of Loss, for Replacement Collateral or to restore the relevant Collateral or Real Property Collateral.

In the event any Asset Sale Offer involves Net Cash Proceeds from any combination of an Asset Sale, Collateral Asset Sale or an Event of Loss, the remaining Net Cash Proceeds will be applied as set forth in the previous sentence on a basis proportionate to the aggregate Net Cash Proceeds from each such event that gave rise to the Asset Sale Offer. The Issuer shall account for Net Cash Proceeds from a Collateral Asset Sale or Event of Loss separately from Net Cash Proceeds from an Asset Sale. Remaining Net Cash Proceeds attributable to a Collateral Asset Sale or Event of Loss will remain as Collateral pursuant to the relevant Collateral Documents pending application pursuant to clause (2) or (3) above.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with the purchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with Section 3.9(e), the Issuer will comply with these laws and regulations and will not be deemed to have breached its obligations under Section 3.9(e) by doing so.

In the event of the transfer of substantially all (but not all) of the property and assets of the Issuer and its Restricted Subsidiaries as an entirety to a Person (other than the Issuer or a Restricted Subsidiary) in a transaction permitted under Section 4.1, the Successor Issuer will be deemed to have sold the properties and assets of the Issuer and its Restricted Subsidiaries not so transferred for purposes of this Section 3.9, and will comply with the provisions of this Section 3.9 with respect to the deemed sale as if it were an Asset Sale or a Collateral Asset Sale, as appropriate. In addition, the Fair Market Value of properties and assets of the Issuer or its Restricted Subsidiaries so deemed to be sold will be deemed to be Net Cash Proceeds for purposes of this Section 3.9.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale, Collateral Asset Sale or Event of Loss is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition will be deemed to constitute an Asset Sale, Collateral Asset Sale or Event of Loss hereunder and the Net Cash Proceeds thereof will be applied in accordance with this Section 3.9 within the applicable time period from such conversion or disposition as set forth above.

Section 3.10     Limitation on the Ownership of Capital Stock of Restricted Subsidiaries. The Issuer will not permit any Person other than the Issuer or another Restricted Subsidiary to, directly or indirectly, own or control any Capital Stock of any Restricted Subsidiary, except for:

(1)	Capital Stock owned by such Person (or any direct or indirect transferee thereof) as of the Issue Date;

(2)	directors’ qualifying shares;

(3)	any Capital Stock of any Permitted Joint Venture;

(4)
the ownership by Persons other than the Issuer, its Restricted Subsidiaries or any Affiliate of Vitro of Capital Stock of a Restricted Subsidiary (other than any Subsidiary (i) the Capital Stock of which is pledged or required to be pledged or (ii) the Real Property of which is mortgaged or required to be mortgaged) so long as the Issuer directly or through a Restricted Subsidiary owns and controls at least 51% of the Voting Stock of, and economic interest in, such Restricted Subsidiary;

(5)
the sale of 100% of the shares of the Capital Stock of any Restricted Subsidiary held by the Issuer and its Restricted Subsidiaries to any Person other than the Issuer or another Restricted Subsidiary effected in accordance with, as applicable, the Collateral Documents, Section 3.9 and Section 4.1; and

(6)
in the case of a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the issuance by that Restricted Subsidiary of Capital Stock on a pro rata basis to the Issuer and its Restricted Subsidiaries, on the one hand, and minority holders of the Capital Stock of such Restricted Subsidiary, on the other hand (or on less than a pro rata basis to any minority holder).

Section 3.11     Limitation on Designation of Unrestricted Subsidiaries. (a) The Issuer may designate after the Issue Date any Subsidiary of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)
no Default or Event of Default has occurred and be continuing at the time of or after giving effect to such Designation and any transactions between the Issuer or any of its Restricted Subsidiaries and such Unrestricted Subsidiary are in compliance with Section 3.14;

(2)	at the time of and after giving effect to such Designation, the Issuer could Incur $1.00 of additional Indebtedness pursuant to Section 3.6(1).

(3)
the Issuer would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Restricted Payment pursuant to the first paragraph of Section 3.8 in an amount (the “Designation Amount”) equal to the amount of the Issuer’s Investment in such Subsidiary on such date;

(4)	neither the Capital Stock of such Subsidiary nor any of its assets is part of the Collateral; and

(5)	such Subsidiary is not a Vitro Restricted Subsidiary.

(b) Neither the Issuer nor any Restricted Subsidiary will at any time:

(1)
provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or Guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(2)	be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

(3)
be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary; except

(i) for any non-recourse Guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Capital Stock of any Unrestricted Subsidiary; and

(ii) that the Issuer may Guarantee any Indebtedness of an Unrestricted Subsidiary if at the time of and after giving effect to such Guarantee, the Issuer could Incur such Guarantee in accordance with Section 3.6(1) and the first paragraph of Section 3.8 and the aggregate amount of all Guarantees of the Issuer or Indebtedness of Unrestricted Subsidiaries shall not exceed $50 million.

(c) The Issuer may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if:

(1)	No Default or Event of Default has occurred and be continuing at the time of and after giving effect to such Revocation; and

(2)
all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

(d) The Designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the preceding provisions.

Section 3.12     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Except as provided in paragraph (b) below, the Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on or in respect of its Capital Stock to the Issuer or any other Restricted Subsidiary or pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary;

(2)	make loans or advances to the Issuer or any other Restricted Subsidiary; or

(3)	transfer any of its property or assets to the Issuer or any other Restricted Subsidiary.

(b) Paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

(1)	applicable law;

(2)	this Indenture;

(3)
any encumbrances or restrictions in effect as of the Issue Date and any encumbrances or restrictions contained in extensions, refinancings, renewals or replacements of any Indebtedness outstanding on the Issue Date that are not materially more restrictive than those in existence on the Issue Date;

(4)
customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien, in each case permitted to be Incurred under the Indenture;

(5)
any instrument governing Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(6)
restrictions with respect to a Restricted Subsidiary of the Issuer imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided, that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(7)	customary restrictions imposed on the transfer of copyrighted or patented materials;

(8)
arising in connection with the Incurrence of Indebtedness of a Note Guarantor after the Issue Date; provided, that such encumbrances or restrictions (i) relate solely to such Note Guarantor, are required in order to effect such financing and are not more restrictive on the ability of such Note Guarantor to make the payments, distributions, loans, advances or transfers referred to above than necessarily and customarily accepted and (ii) the proposed encumbrances or restrictions, taken together with other encumbrances or restrictions on the payments, distributions, loans, advances or transfers referred to above in effect with respect to Restricted Subsidiaries, do not prevent the Restricted Subsidiaries of the Issuer from making distributions to the Issuer sufficient to pay amounts payable in respect of its Indebtedness due during the 12 month period immediately following the Incurrence of such Indebtedness;

(9)
arising in connection with the Incurrence of Indebtedness by a Permitted Joint Venture after the Issue Date, provided, that such encumbrances or restrictions are required in order to effect such financing and are not more restrictive on the ability of the applicable Permitted Joint Venture to make the payments, distributions, loans, advances or transfers referred to above than necessarily and customarily accepted; or

(10)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business consistent with past practice.

Nothing contained in this Section 3.12 shall prevent the Issuer or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by Section 3.13 or (2) restricting the sale or other disposition of property or assets of the Issuer or any of its Restricted Subsidiaries that secure Indebtedness provided such restriction is otherwise permitted by Section 3.13.

Section 3.13     Limitation on Liens. (1)  The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind against or upon any of the Collateral or any proceeds therefrom (except for Collateral Permitted Liens), or

(2)
The Issuer will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, incur any Liens of any kind securing Indebtedness against or upon any assets or property other than the Collateral or any proceeds therefrom (except for Permitted Liens) unless contemporaneously therewith effective provision is made to secure the

Notes, or in the case of a Note Guarantor, the relevant Note Guarantee, and all other amounts due under this Indenture equally and ratably with such Indebtedness or other obligation (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or the relevant Note Guarantee, as the case may be, prior to such Indebtedness or other obligation) with a Lien on the same properties and assets securing such Indebtedness or other obligation for so long as such Indebtedness or other obligation is secured by such Lien.

Section 3.14    Limitation on Transactions with Affiliates.

(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), unless:

(i) the terms of such Affiliate Transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction, at the time such transaction was entered into, on an arm’s-length basis from a Person that is not an Affiliate of the Issuer;

(ii) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $5 million, the terms of such Affiliate Transaction will be approved by a majority of the members of the Board of Directors of the Issuer (including a majority of the disinterested members thereof), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with the preceding provisions; and

(iii) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $10 million, the Issuer will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction to the Issuer and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and file the same with the Trustee.

(b)     Section 3.14(a) above will not apply to:

(i) Affiliate Transactions with or among the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries, excluding any Affiliate Transaction with a Restricted Subsidiary in which Vitro or any of its Affiliates directly or indirectly own any Capital Stock (other than by virtue of ownership by the Issuer and its Restricted Subsidiaries or the issuance to Vitro or any of its Affiliates of any nominal shares of the Issuer or its Restricted Subsidiaries as required by applicable law);

(ii) reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Issuer or any Restricted Subsidiary as determined in good faith by the Issuer’s Board of

Directors (including contributions to employee stock option plans maintained by Vitro and its Subsidiaries);

(iii) Affiliate Transactions undertaken in the ordinary course of business pursuant to any contractual obligations or rights in existence on the Issue Date (as in effect on the Issue Date) or any amendments, extensions or renewals of such contractual obligations on comparable terms;

(iv) any Restricted Payments made in compliance with Section 3.8;

(v) loans and advances to officers, directors and employees of the Issuer or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and not exceeding $300,000 outstanding at any one time;

(vi) Affiliate Transactions on an arm’s-length basis with Vitro or any Subsidiary of Vitro (other than the Issuer or any of its Subsidiaries) that consist of (1) the purchase or sales of goods and services (including accounting services) or the leasing of real estate or equipment in the ordinary course of business consistent with past practice; (2) payments made to Vitro or its Subsidiaries relating to the use and development of intellectual property; and (3) purchases, leases or sales of assets (other than Collateral or land held by any Subsidiary (i) the Capital Stock of which is pledged or required to be pledged or (ii) the Real Property of which is mortgaged or required to be mortgaged as described under “Security”) up to an aggregate amount of $15 million in any fiscal year;

(vii) (A) the assumption of the rights and obligations under a lease agreement relating to an airplane pursuant to which aggregate annual payments of approximately $7 million will be made, (B) the use of the airplane identified in the prior clause (A), or any replacement airplane, by customers, directors and officers of Vitro and its Affiliates, and (C) performance under outsourcing agreement entered into for hangar, maintenance, repair and operating services relating to the airplane identified in clause (A), or any replacement airplane, involving aggregate annual payments of up to $8 million;

(viii) (A) loans, advances or other extensions of credits (including guarantees) by Vitro or its Affiliates made to the Issuer or any of its Subsidiaries and any payments made in connection therewith, and (B) any hedging agreements or arrangements entered into between Vitro or its Affiliates, on the one hand, and the Issuer or any of its Subsidiaries, on the other hand, and any payments made in connection therewith, in each case so long as the terms thereof are no less favorable to the Issuer and its Restricted Subsidiaries than could have been obtained on an arm’s-length basis;

(ix) any management, administrative, information technology or similar services performed by Vitro or its Affiliates for the benefit of the Issuer or any of its Subsidiaries, and any payments made in connection therewith, so long as the aggregate amount of all payments made pursuant to this clause (ix) in any calendar year does not exceed 1.75% of the net sales of the Issuer (determined on a consolidated basis) for such year; and

(x) services rendered by Vitro or its Affiliates for the benefit of the Issuer or any of its Subsidiaries, and any payments in connection therewith not in excess of Vitro's or its Affiliates' cost of rendering such services, including, without limitation, payments made by the Issuer or any of its Subsidiaries in connection with (i) information technology services, (ii) the salaries of Vitro's Chairman of the Board and Chief Executive Officer and (iii) Clinica Vitro, El Manzano and Vitro Club.

Section 3.15     Conduct of Business. The Issuer and its Restricted Subsidiaries will not engage in any business other than a Permitted Business, except that the Issuer and any Restricted Subsidiary may acquire a Restricted Subsidiary after the Issue Date that is engaged in a business other than a Permitted Business so long as it is principally engaged in a Permitted Business.

Section 3.16     Reports to Holders. Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes remain outstanding, the Issuer will provide the Trustee and the Holders with:

(1)	with respect to Vitro,

(A)
annual reports on Form 20-F (or any successor form) of Vitro containing the information required to be contained therein (or such successor form) as well as (x) segment disclosure with respect to the Issuer and its Restricted Subsidiaries substantially similar to that provided in the annual report on Form 20-F for Vitro for the year ended December 31, 2002 and (y) additional information with respect to the Issuer’s and its Subsidiaries in the section “Item 5. Operating and Financial Review and Prospects” of such annual reports that would substantially comply with “Item 5.A. Operating Results” (including a discussion of net sales, cost of sales, general, administrative and selling expenses, operating income and net income for applicable periods) and “Item 5.B. Liquidity and capital resources” as applied to the Issuer and its Subsidiaries, within the time period required under the rules of the SEC for the filing of Form 20-F (or any successor form) by foreign private issuers subject thereto, and

(B)
reports on Form 6-K (or any successor form) of Vitro including, whether or not required, unaudited quarterly financial statements (which shall include at least a balance sheet, income statement and statement of changes in financial position, in each case prepared in accordance with Mexican GAAP as in effect from time to time) along with other financial information and a discussion of results in each case with (i) at least the level of information provided by Vitro in its Form 6-K for the second quarter of 2003 and (ii) a discussion of net sales, cost of sales, general, administrative and selling expenses, operating income and net income of the Issuer and its Subsidiaries covering the periods for which the discussion of results is presented for Vitro, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, and

(2)
with respect to the Issuer, audited annual and unaudited quarterly financial statements (which will include at least a balance sheet, income statement and statement of changes in financial position and notes thereto, in each case prepared in accordance with Mexican GAAP with an explanation of the principal differences between Mexican GAAP and U.S. GAAP ,in each case as in effect from time to time), in each case in English and in content comparable to that required under Regulation S-X and Regulation S-K of the SEC, with respect to any audited annual financial statements, within the time period required under the rules of the SEC for the filing of Form 20-F (or any successor form) by foreign private issuers subject thereto or with respect to any unaudited quarterly financial statements, within 45 days after the end of each of the first three fiscal quarters of each fiscal year.

Notwithstanding the foregoing, if at any time the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall file with the SEC the information described above in clause (1) with respect to itself, in which case it shall not be required to also provide the information described above in clause (2).

In addition, at any time when the Issuer is not subject to or is not current in its reporting obligations under clause (2) above, the Issuer will make available, upon request, to any Holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Section 3.17     Payment of Additional Amounts.

(a) All payments by the Issuer in respect of the Notes or by a Note Guarantor in respect of its Note Guarantee shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, duties, assessments, fees or other governmental charges (“Taxes”) imposed or levied by or on behalf of Mexico or any political subdivision or taxing authority thereof or therein or of any other jurisdiction in which the Issuer or any Note Guarantor is incorporated (any of the aforementioned, a “Taxing Jurisdiction”), unless such withholding or deduction is required by law.

(b) Subject to Section 3.17(c), if the Issuer or a Note Guarantor is required by the law of any Taxing Jurisdiction to make any such withholding or deduction, the Issuer or such Note Guarantor shall pay to any Holder such additional amounts (“Additional Amounts”) as may be necessary so that every net payment made by the Issuer on such Note or by such Note Guarantor in respect of its Note Guarantee after deduction or withholding for or on account of any such Taxes shall not be less than the amount then due and payable on such Note.

(c) The obligation to pay Additional Amounts set forth in Section 3.17(b) shall not apply to:

(1)
any tax, duty, assessment, fee or other governmental charge that would not have been imposed but for the existence of any present or former connection, including a permanent establishment or fixed base, between such Holder (or the beneficial owner of such Note) and Mexico other than the mere receipt of such payment or the ownership or holding of such Note;

(2)
any tax, duty, assessment, fee or other governmental charge that would not have been imposed but for the presentation by the Holder of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(3)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(4)
except in the case of liquidation, dissolution or winding-up of the Issuer, any tax, duty, assessment, fee or other governmental charge imposed in connection with a Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such tax by presenting the relevant Note to, or otherwise accepting payment from, another Paying Agent; or

(5)
any tax, duty, assessment, fee or other governmental charge or increase thereof to the extent that such amount would not have been imposed or increased but for the failure of the Holder or the beneficial owner of such Note to comply with any applicable certification, documentation, information or other reporting requirement required by an applicable treaty, by law, or by regulation or administrative practice concerning the nationality, residence, identity or connection with the taxing jurisdiction of the Holder or beneficial owner of such Note.

(d) At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable (or, as early as practicable, if the obligation to pay Additional Amounts arises after the 30th day prior to such date), if the Issuer or a Note Guarantor will be obligated to pay Additional Amounts with respect to such payment in an amount different than the Additional Amounts payable on the date hereof, the Issuer or such Note Guarantor shall deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable, and setting forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Copies of such Officers’ Certificate shall be made available to the Paying Agent upon request therefor. In the absence of any such certificate, the Trustee and the Paying Agent may assume that no such deduction or withholding shall be required. The Issuer agrees to indemnify the Trustee and the Paying Agent for, and to hold each harmless against, any loss, liability or expense incurred without bad faith on their part arising out of or in connection with actions taken or omitted by them in reliance, absent manifest error, on any certificate furnished pursuant to this Section 3.17(d) or not furnished. Any certificate required by this Section 3.17(d) to be provided to the Trustee and the Paying Agent shall be deemed to be duly provided if telecopied to, and received by, the Trustee. The obligations of the Issuer under this Section

3.17(d) shall survive the payment of the Notes, the resignation or removal of the Trustee or the Paying Agent, as the case may be, and/or the termination of this Indenture.

(e) The Issuer or Note Guarantor, as the case may be, shall provide to the Trustee and Paying Agent documentation evidencing payment of withholding taxes within 30 days after payment thereof. Copies of such documentation shall be made available to Holders upon written request therefor.

(f) The Issuer or a Note Guarantor will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest and penalties in Mexico or the United States or any political subdivision thereof or taxing authority of or in the foregoing in respect of the creation, issue and initial offering of the Notes.

(g) Whenever in this Indenture there is mentioned, in any context:

(i) the payment of principal, interest or additional interest on the Notes;

(ii) redemption or repurchase prices in respect of the Notes; or

(iii) any other amount payable on or with respect to any of the Notes,

such reference will be deemed to include payment of Additional Amounts as described under this Section 3.17 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 3.18     Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuer purchase all or a portion (in integral multiples of $1,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon through the date of purchase (the “Change of Control Payment”).

(b) Within 20 days following the date upon which the Change of Control occurred, the Issuer shall mail to each Holder a Change of Control Notice, with a copy to the Trustee, offering to purchase the Notes as described above (a “Change of Control Offer”). The Change of Control Notice shall state, in addition to the things specified in the definition thereof, the purchase date, which must be a Business Day no earlier than 30 calendar days nor later than 60 calendar days from the date the Change of Control Notice is mailed, other than as may be required by law (the “Change of Control Payment Date”).

(c) On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent funds in an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

(d) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of Notes in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.18, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by doing so.

Section 3.19     Maintenance of Properties and Insurance. The Issuer shall, at all times, make or cause to be made such expenditures by means of renewals, replacements, repairs, maintenance or otherwise take such action as shall be necessary to maintain, preserve and keep all of its Real Property and machinery and equipment comprising Collateral or Collateral Assets in good working order, condition and repair (ordinary wear and tear excepted), in a state of good operating efficiency, and shall not commit any waste on or with respect to any such Collateral or Collateral Asset or any other Collateral or Collateral Asset.

The Issuer will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) covering physical loss or damage to the Collateral and the Collateral Assets, as is consistent with its recent past practices.

Section 3.20   Registration. The Issuer will take all steps necessary to complete registration of the Notes with the Special Section of the National Registry of Securities and Intermediaries.

ARTICLE IV
MERGER, CONSOLIDATION, ETC.

Section 4.1     Limitation on Merger, Consolidation and Sale of Assets.

(a) The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Issuer is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer’s properties and assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), to any Person unless:

(i) either:

(A) the Issuer will be the surviving or continuing corporation, or

(B) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Issuer and of the Issuer’s Restricted Subsidiaries substantially as an entirety (the “Successor Issuer”):

(x) shall be a corporation organized and validly existing under the laws of Mexico, and

(y) will expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee and by any other documents required under the Collateral Documents, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance and observance of every covenant of the Notes, the Indenture and the Collateral Documents on the part of the Issuer to be performed or observed;

(ii) immediately after giving effect to such transaction and the assumption contemplated by Section 4.1(a)(i)(B)(y) above (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Issuer or such Successor Issuer, as the case may be:

(A) will have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction, and

(B) will be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.6(1).

(iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by Section 4.1(a)(i)(B)(y) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default has occurred or be continuing;

(iv) the Issuer or the Successor Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to the transaction have been satisfied; and

(v) each Note Guarantor (including Persons that become Note Guarantors as a result of the transaction) has confirmed by supplemental indenture that its Note Guarantee will apply for the Obligations of the Successor Issuer in respect of this Indenture and the Notes.

For purposes of this Section 4.1, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer; provided that the provisions of Section 4.1(a)(i) and Section 4.1(a)(v) shall not apply in respect of any such transaction to any Person (other than the Issuer) that otherwise would be a surviving or continuing corporation subject to Section 4.1(a)(i)(A) or that would be required to assume the indenture subject to Section 4.1(a)(i)(B), to the extent such Person is or becomes a Note Guarantor in accordance with Section 4.1(d)(i) below.

(b) The provisions of Section 4.1(B)(B) above will not apply to:

(i) any transfer of the properties or assets of the Issuer or a Restricted Subsidiary to the Issuer or a Note Guarantor;

(ii) any merger of a Restricted Subsidiary into the Issuer or a Note Guarantor;

(iii) any merger of the Issuer into a Wholly Owned Subsidiary of the Issuer created for the purpose of holding the Capital Stock of the Issuer,

so long as, in each case the Indebtedness of the Issuer and its Restricted Subsidiaries taken as a whole is not increased thereby and such transferee or surviving or continuing person, as applicable, assumes the Obligations under and becomes a party to the applicable Collateral Documents in accordance with the terms thereof.

(c) Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries in accordance with this Section 4.1, in which the Issuer is not the continuing corporation, the Successor Issuer formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such Successor Issuer had been named as such. Compliance with this Section 4.1 will not affect the obligations of the Issuer (including a Successor Issuer, if applicable) under Section 3.18, if applicable.

(d) Each Note Guarantor will not, and the Issuer will not cause or permit any Note Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Issuer) that is not a Note Guarantor unless:

(i) such Person (if such Person is the surviving entity) assumes all of the obligations of such Note Guarantor in respect of its Note Guarantee by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel, and such transaction is otherwise in compliance with the Indenture and assumes the obligations under and becomes a party to the Collateral Documents to which such Note Guarantor is a party in accordance with the terms thereof;

(ii) such Note Guarantee is to be released as provided under Article X; or

(iii) such sale or other disposition of substantially all of such Note Guarantor’s assets is made in accordance with Section 3.9.

ARTICLE V

OPTIONAL REDEMPTION OF NOTES

Section 5.1     Optional Redemption. The Issuer may redeem the Notes, as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in the form of Notes in Exhibit A.

Section 5.2     Election to Redeem. The Issuer shall evidence its election to redeem any Notes pursuant to Section 5.1 by a Board Resolution.

Section 5.3     Notice of Redemption.

(a) The Issuer shall give or cause the Trustee, at the Issuer’s expense, to give notice of redemption (which notice will be irrevocable) in the manner provided for in Section 12.1, not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed. If the Issuer itself gives the notice, it shall also deliver a copy to the Trustee.

(b) If either (i) the Issuer is not redeeming all Outstanding Notes, or (ii) the Issuer elects to have the Trustee give notice of redemption, then the Issuer shall deliver to the Trustee, at least 45 days prior to the Redemption Date (unless the Trustee is satisfied with a shorter period), an Officers’ Certificate requesting that the Trustee select the Notes to be redeemed and/or give notice of redemption and setting forth the information required by paragraph (c) of this Section 5.3 (with the exception of the identification of the particular Notes, or portions of the particular Notes, to be redeemed in the case of a redemption of all of the Outstanding Notes). If the Issuer elects to have the Trustee give notice of redemption, the Trustee shall give the notice in the name of the Issuer and at the Issuer’s expense.

(c) All notices of redemption shall state:

(i) the Redemption Date,

(ii) the redemption price and the amount of any accrued interest payable as provided in Section 5.6,

(iii) whether or not the Issuer is redeeming all Outstanding Notes,

(iv) if the Issuer is not redeeming all Outstanding Notes, the aggregate principal amount of Notes that the Issuer is redeeming and the aggregate principal amount of Notes that will be Outstanding after the partial redemption, as well as the identification of the particular Notes, or portions of the particular Notes, that the Issuer is redeeming,

(v) if the Issuer is redeeming only part of a Note, the notice that relates to that Note shall state that on and after the Redemption Date, upon surrender of that Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount of the Note remaining unredeemed,

(vi) that on the Redemption Date the redemption price and any accrued interest payable to the Redemption Date as provided in Section 5.6 will become due and payable in respect of each Note, or the portion of each Note, to be redeemed, and, unless the Issuer defaults in making the redemption payment, that interest on each Note, or the portion of each Note, to be redeemed, will cease to accrue on and after the Redemption Date,

(vii) the place or places where a Holder must surrender the Holder’s Notes for payment of the redemption price, and

(viii) the CUSIP or ISIN number, if any, listed in the notice or printed on the Notes, and that no representation is made as to the accuracy or correctness of such CUSIP or ISIN number.

Section 5.4     Selection of Notes to Be Redeemed in Part.

(a) If the Issuer is not redeeming all Outstanding Notes, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed and of which the Issuer has provided written notice to the Trustee or, if the Notes are not then listed on a securities exchange, on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate; provided, however, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes, or portions of the Notes, for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless that method is prohibited. The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount of the Notes to be redeemed. In the event of a partial redemption by lot, the Trustee shall select the particular Notes to be redeemed not less than 30 nor more than 60 days prior to the relevant Redemption Date from the Outstanding Notes not previously called for redemption. The Issuer may redeem Notes in denominations of $1,000 or less only in whole. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple of $1,000) of the principal of Notes that have denominations larger than $1,000.

(b) For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of that Note which has been or is to be redeemed.

Section 5.5     Deposit of Redemption Price. Prior to 10:00 a.m. New York City time on the relevant Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer is acting as Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money in immediately available funds sufficient to pay the redemption price of, and accrued interest on, all the Notes that the Issuer is redeeming on that date.

Section 5.6     Notes Payable on Redemption Date. If the Issuer, or the Trustee on behalf of the Issuer, gives notice of redemption in accordance with this Article V, the Notes, or the portions of Notes, called for redemption, shall, on the Redemption Date, become due and payable at the redemption price specified in the notice (together with accrued interest, if any, to the Redemption Date), and from and after the Redemption Date (unless the Issuer shall default in the payment of the redemption price and accrued interest) the Notes or the portions of Notes shall cease to bear interest. Upon surrender of any Note for redemption in accordance with the notice, the Issuer shall pay the Notes at the redemption price, together with accrued interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). If the Issuer shall fail to pay any Note called for redemption upon its surrender for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

Section 5.7     Unredeemed Portions of Partially Redeemed Note. Upon surrender of a Note that is to be redeemed in part, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of the Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by the Holder, in an aggregate principal amount equal to, and in exchange for, the unredeemed portion of the principal of the Note surrendered, provided that each new Note will be in a principal amount of $1,000 or integral multiple of $1,000 (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

ARTICLE VI
DEFAULTS AND REMEDIES

Section 6.1     Events of Default.

(a) Each of the following is an “Event of Default”:

(i) default in the payment when due of the principal of or premium, if any, on any Notes, including the failure to make a required payment to purchase Notes tendered pursuant to an optional redemption, Change of Control Offer or an Asset Sale Offer;

(ii) default for 30 days or more in the payment when due of interest or Additional Amounts on any Notes;

(iii) the failure to perform or comply with any of the provisions described in Section 4.1;

(iv) the failure by the Issuer or any Restricted Subsidiary to comply with any other covenant or agreement contained in this Indenture or the Notes for 30 days or more after written notice to the Issuer from the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes;

(v) default by the Issuer or any Restricted Subsidiary under any Indebtedness which:

(A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness on the date of such default; or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity;

and the principal or accreted amount of Indebtedness covered by (A) or (B) at the relevant time, aggregates $25 million or more;

(vi) failure by the Issuer or any of its Restricted Subsidiaries to pay one or more final judgments against any of them, aggregating $25 million or more, which judgment(s) are not paid, discharged or stayed for a period of 60 days or more;

(vii) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Issuer or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case under any applicable bankruptcy, insolvency or other similar law of Mexico or the United States now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, síndico, sequestrator or similar official of the Issuer or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of the Issuer or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) or (C) the winding up or liquidation of the affairs of the Issuer or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(viii) the Issuer or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) (A) commences a voluntary case under any applicable bankruptcy, insolvency, suspension of payments or other similar law of Mexico or the United States now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, síndico, sequestrator or similar official of the Issuer or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of the Issuer or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), (C) effects any general assignment for the benefit of creditors, (D) files a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law or (E) approves any plan or proposal for the liquidation or dissolution of the Issuer or any of its Significant Subsidiaries (or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary);

(ix) except as permitted by the Indenture, any Note Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Note Guarantor, or any Person acting on behalf of any Note Guarantor, denies or disaffirms such Note Guarantor’s obligations under its Note Guarantee; or

(x) any (A) breach by the Issuer or any Grantor Subsidiary party thereto of any representation or warranty set forth in the Collateral Documents, (B) default by the Issuer or any Grantor Subsidiary party thereto in the performance of any covenant set forth in the Collateral Documents, or (C) repudiation by the Issuer or any Grantor Subsidiary party thereto of its obligations under the Collateral Documents or the unenforceability of any of the Collateral Documents against the Issuer or any Grantor Subsidiary party thereto for any reason; provided, that any or all of the occurrences set forth in (A) through (C) taken together, relate to Collateral the aggregate value of which is in excess of $25 million ($12.5 million with respect to breaches and defaults specified in (A) or (B) that relate to the enforceability, perfection or priority of any security interest in Collateral or the existence of a Lien on Collateral other than a Collateral Permitted Lien or any repudiation specified in (C)); provided further, that solely in the case of (A) or (B) with respect to any breach or default that does not relate to the enforceability, perfection or priority of the security interest granted in Collateral or the existence of an Lien on Collateral other than a Collateral Permitted Lien, such breach or default remains uncured for a period of 30 days after notice is provided thereof by the Trustee or a Holder of the Notes.

Each of the foregoing will constitute an Event of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b) The Issuer shall deliver to the Trustee, as soon as possible and in any event within 10 days after the Issuer becomes aware or should reasonably become aware of any Default or Event of Default, written notice in the form of an Officer’s Certificate of any Default or Event of Default, its status and what action the Issuer is taking or proposes to take in respect thereof. In addition, the Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous fiscal year.

Section 6.2     Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.1(a)(vii) or Section 6.1(a)(viii) above with respect to the Issuer) shall occur and be continuing,

the Trustee or the Holders of at least 25% in principal amount of Outstanding Notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes to be immediately due and payable by notice in writing to the Issuer and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” If an Event of Default specified in Section 6.1(a)(vii) or Section 6.1(a)(viii) above occurs with respect to the Issuer, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b) At any time after a declaration of acceleration with respect to the Notes as set forth in Section 6.2(a), the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(i) if the rescission would not conflict with any judgment or decree;

(ii) if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(iv) if the Issuer has paid the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

No rescission will affect any subsequent Default or Event of Default or impair any rights relating thereto.

Section 6.3     Other Remedies.

(a) If an Event of Default occurs and is continuing, subject to the provisions of the Master Collateral and Intercreditor Agreement, the Trustee may pursue any available remedy to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.4     Waiver of Past Defaults. The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Notes.

Section 6.5 Control by Majority. The Holders of a majority in principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. Subject to Section 7.1 and Section 7.2, however, the Trustee may refuse to follow any direction that conflicts with law or this Indenture; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

Section 6.6     Limitation on Suits.

(a) Subject to the provisions of this Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee an indemnity reasonably satisfactory to it. Except as otherwise provided herein, and subject to applicable law, the Holders of a majority in aggregate principal amount of the then Outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

(b) Subject to the terms of the Master Collateral and Intercreditor Agreement, no Holder of any Notes will have any right to institute any proceeding with respect to this Indenture or for any remedy hereunder, unless:

(i) such Holder gives to the Trustee written notice of a continuing Event of Default;

(ii) Holders of at least 25% in principal amount of the then Outstanding Notes make a written request to pursue the remedy;

(iii) such Holders of the Notes provide to the Trustee an indemnity reasonably satisfactory to it;

(iv) the Trustee does not comply within 60 days; and

(v) during such 60 day period the Holders of a majority in principal amount of the then Outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided, that a Holder of a Note may institute suit for enforcement of payment of the principal of or interest on such Note on or after the respective dates on which such payment is due as set forth in such Note.

Section 6.7     Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of or interest on the Notes held by such Holder, on or after the respective due dates, Redemption Dates or repurchase date expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8     Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(i) and Section 6.1(a)(ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer and each Note Guarantor for the whole amount then due and owing (together with applicable interest on any overdue principal and, to the extent lawful, interest on overdue interest) and the amounts provided for in Section 7.7.

Section 6.9     Trustee May File Proofs of Claim, etc.

(a) The Trustee may (irrespective of whether the principal of the Notes is then due):

(i) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders under this Indenture and the Notes allowed in any bankruptcy, insolvency, liquidation or other judicial proceedings relative to the Issuer, any Note Guarantor or any Subsidiary of the Issuer or their respective creditors or properties; and

(ii) collect and receive any moneys or other property payable or deliverable in respect of any such claims and distribute them in accordance with this Indenture.

Any receiver, trustee, liquidator, sequestrator (or other similar official) in any such proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation agreed to by the Issuer, expenses, taxes, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee pursuant to Section 7.7. To the extent that the payment of any such reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee pursuant to Section 7.7 hereof out of the estate and any such proceeding, will be denied for any reason, payment of the same will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

(b) Nothing in this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10     Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.7;

SECOND: if the Holders proceed against the Issuer directly without the Trustee in accordance with this Indenture, to Holders for their collection costs;

THIRD: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

FOURTH: to the Issuer or, to the extent the Trustee collects any amount pursuant to Article X from any Note Guarantor, to such Note Guarantor, or to such party as a court of competent jurisdiction shall direct.

The Trustee may, upon notice to the Issuer, fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11     Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, each party to this Indenture agrees, and each Holder by its acceptance of its Notes will be deemed to have agreed, that a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in principal amount of Outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.1     Duties of Trustee.

(a) If a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of a Default or an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.2, Section 6.4 or Section 6.5.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may expressly agree in writing with the Issuer.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article VII.

(h) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(i) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

Section 7.2     Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting at the direction of the Issuer or any Note Guarantor, it may require an Officers’ Certificate or an Opinion of Counsel. The

Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(d) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel, as the case may be.

(e) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(f) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(g) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.3     Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Note Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-Registrar may do the same with like rights. However, the Trustee must comply with Section 7.10 and Section 7.11.

Section 7.4     Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.5     Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note, if any), the Trustee shall be protected in withholding the notice if and so long as its board of directors, its executive committee, or a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.6     Reports by Trustee to Holders. The Trustee shall comply with TIA §313 (with the exception of §313(d)) as if it were applicable to this Indenture. The Issuer agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.7     Compensation and Indemnity.

(a) The Issuer shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable out-of-pocket costs of counsel retained by the Trustee in connection with the delivery of an Opinion of Counsel or otherwise, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and out-of-pocket expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.

(b) The Issuer and the Note Guarantors shall jointly and severally indemnify the Trustee against any and all loss, liability or expense (including reasonable out-of-pocket attorneys’ fees and expenses) incurred by it without negligence, willful misconduct or bad faith on its part in connection with the acceptance and administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and of defending itself against any claims (whether asserted by any Holder, the Issuer, any Note Guarantor or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the reasonable out-of-pocket fees and expenses of such counsel, provided that the Issuer shall not be required to pay such reasonable out-of-pocket fees and expenses if it assumes the Trustee’s defense with counsel reasonably acceptable to and approved by the party so defended, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuer and the Trustee in connection with such defense. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own negligence, willful misconduct or bad faith.

(c) To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate in right of payment to any other liability or Indebtedness of the Issuer.

(d) The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of an Event of Default under Section 6.1(a)(vii) or Section 6.1(a)(viii), the expenses are intended to constitute expenses of administration under any Bankruptcy Law; provided, however, that this shall not affect the Trustee’s rights as set forth in this Section 7.7 or Section 6.10.

Section 7.8     Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Outstanding Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee who shall be reasonably acceptable to the Issuer. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Outstanding Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid to the Trustee and subject to the lien provided for in Section 7.7.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Outstanding Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9     Successor Trustee by Merger.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

(b) In case at the time such successor or successors to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10     Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA §310(a) as if it were applicable to this Indenture. The Trustee shall have a combined capital and surplus of at least $150 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA §310(b) as if it were applicable to this Indenture, provided, however, that for purposes of this Indenture, all references in TIA §310(b) to actions by or application to the SEC shall be deemed deleted; provided, further, that there shall be excluded from the operation of TIA §310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA §310(b)(1) are met.

Section 7.11     Preferential Collection of Claims Against Issuer. The Trustee shall comply with TIA §311(a) as if it were applicable to this Indenture, excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall comply with the requirements of TIA §311(a) to the extent indicated, as if it were applicable to this Indenture.

Section 7.12     Appointment of Co-Trustee.

(a) Notwithstanding any other provisions in this Indenture, at any time, solely for the purpose of meeting the legal requirements of any jurisdiction, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as separate trustee or trustees or as co-trustee or co-trustees, and to vest in such Person or Persons, in such capacity and subject to the other provisions of this Indenture, such powers, duties, obligations and rights as the Trustee may consider necessary or desirable. No co-trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under this Indenture and no notice to Holders of Notes of the appointment of a separate trustee or co-trustee shall be required under this Indenture.

(b) Every separate trustee or co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such co-trustee, but solely at the direction of the Trustee;

(ii) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any written notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees or co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article VII. Each separate trustee or co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, jointly with the Trustee, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee or its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die or cease to exist, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 7.13     Authorization of Trustee. Each Holder by its acceptance of Notes under this Indenture will be deemed to have appointed the Trustee as its agent for the purpose of appointing, designating and authorizing HSBC Bank USA, National Association to act as Collateral and Intercreditor Agent pursuant to and in accordance with the terms and conditions set forth in respect of the Collateral and Intercreditor Agent in the Master Collateral and Intercreditor Agreement and the other Collateral Documents.

Section 7.14     Actions to be Taken by Trustee Under the Master Collateral and Intercreditor Agreement. Notwithstanding any other provision contained herein to the contrary,

in the event that any consent, approval, waiver or other direction of the Holders is sought by the Master Collateral and Intercreditor Agent pursuant to the Master Collateral and Intercreditor Agreement, the Trustee, promptly upon the receipt of notice from the Master Collateral and Intercreditor Agent describing the action to be voted on in accordance with the Master Collateral and Intercreditor Agreement, shall promptly notify the Holders thereof and seek instructions therefrom. The Trustee shall promptly notify the Master Collateral and Intercreditor Agent of the instructions that it shall have received from the Holders.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF INDENTURE

Section 8.1     Legal Defeasance and Covenant Defeasance.

(a) The Issuer may, at its option, at any time, elect to have either paragraph (b) or (c) of this Section 8.1 be applied to all Outstanding Notes upon compliance with the conditions set forth in Section 8.2.

(b) Upon the Issuer’s exercise under paragraph (a) of this Section 8.1 of the option applicable to this paragraph (b), the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.2, be deemed to have been discharged from its obligations with respect to all Outstanding Notes on the date all of the conditions set forth in Section 8.2 (including Section 8.2(d)(ii)) are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be Outstanding only for the purposes of Section 8.3 and the other Sections of this Indenture referred to in clause (i) or (ii) of this paragraph (b), and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

(ii) the Issuer’s obligations with respect to such Notes under Article II and Section 3.3,

(iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s obligations in connection therewith, and

(iv) this Article VIII.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) of this Section 8.1.

(c) Upon Legal Defeasance (subject to the satisfaction of the conditions set forth in Section 8.2), the Master Collateral and Intercreditor Agreement shall terminate with respect to each Holder in respect of the Notes, and the Liens on the Collateral securing such Notes shall be released from securing such Notes, provided that the provisions of Sections 2.3(c), 2.3(i), 5.1, 7.4, 11.2, 11.8, 11.9, 11.10 and 11.14 of the Master Collateral and Intercreditor Agreement shall survive any such termination.

(d) Upon the Issuer’s exercise under paragraph (a) of this Section 8.1 of the option applicable to this paragraph (c), the Issuer shall, subject to the satisfaction of the applicable conditions set forth in Section 8.2, be released from its obligations under the covenants contained in Section 3.4, Section 3.6, Section 3.7, Sections 3.8, Section 3.9, Section 3.12, Section 3.13, Section 3.14, Section 3.15, Section 3.16, Section 3.18, Section 4.1(a)(ii) and Section 4.1(d) with respect to the Outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not Outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be Outstanding for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenant shall not constitute a Default or an Event or Default under Section 6.1(a)(iii) (except in respect of a failure to perform or comply with Section 4.1(c)), Section 6.1(a)(iv) or Section 6.1(a)(v), but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.2     Conditions to Defeasance. The Issuer may exercise its Legal Defeasance option or its Covenant Defeasance option only if:

(a) the Issuer has irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, cash in U.S. Dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest (including Additional Amounts) on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b) in the case of Legal Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel from counsel in the United States reasonably acceptable to the Trustee and independent of the Issuer to the effect that:

(i) the Issuer has received from, or there has been published by, the Internal Revenue Service of the United States a ruling; or

(ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) in the case of Legal Defeasance or Covenant Defeasance, the Issuer has delivered to the Trustee:

(i) an Opinion of Counsel from counsel in Mexico reasonably acceptable to the Trustee and independent of the Issuer to the effect that, based upon Mexican law then in effect, Holders will not recognize income, gain or loss for Mexican tax purposes, including withholding tax except for withholding tax then payable on interest payments due, as a result of Legal Defeasance or Covenant Defeasance, as the case may be, and will be subject to Mexican taxes on the same amounts and in the same manner and at the same time as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred, or

(ii) a ruling directed to the Trustee received from the tax authorities of Mexico to the same effect as the Opinion of Counsel described in Section 8.2(d)(i) above;

(e) no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to Section 8.2(a) (except any Default or Event of Default resulting from the failure to comply with Section 3.6 as a result of the borrowing of the funds required to effect such deposit) and, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit, and the Trustee has received Officers’ Certificates to such effect on the date of such deposit and, in the case of Legal Defeasance, on such 123rd day;

(f) the Trustee has received an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under this Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(g) the Issuer has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or any Subsidiary of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(h) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel from counsel reasonably acceptable to the Trustee and independent of the

Issuer, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(i) the Issuer has delivered to the Trustee an Opinion of Counsel from counsel reasonably acceptable to the Trustee and independent of the Issuer to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(j) the Issuer has delivered to the Trustee an Opinion of Counsel from counsel reasonably acceptable to the Trustee and independent of the Issuer to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Issuer Act of 1940.

Section 8.3     Application of Trust Money. The Trustee shall hold in trust U.S. Legal Tender or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the U.S. Legal Tender from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

Section 8.4     Repayment to Issuer.

(a) The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any excess money or securities held by them upon payment of all the obligations under this Indenture.

(b) Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

Section 8.5     Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.6     Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 8.7 Satisfaction and Discharge.  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all Outstanding Notes when:
(a) either:

(i) all the Notes theretofore executed, authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of and interest on the Notes to the date of deposit, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment;

(b) the Issuer has paid all other sums payable under this Indenture and the Notes by the Issuer; and

(c) the Issuer has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

ARTICLE IX

AMENDMENTS

Section 9.1     Without Consent of Holders.

(a) The Issuer, the Note Guarantors and the Trustee may amend this Indenture or the Notes without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to comply with Article IV in respect of the assumption by a Successor Issuer of the obligations of the Issuer under the Notes and this Indenture;

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(iv) to add guarantees with respect to the Notes or to add security to the Notes;

(v) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer;

(vi) to make any change that does not adversely affect the rights of any Holder in any material respect;

(vii) to provide for the issuance of Additional Notes as permitted by Section 2.2(c) and Section 2.13, which will have terms substantially identical to the other Outstanding Notes except as specified in Section 2.13, and which will be treated, together with any other Outstanding Notes, as a single issue of securities.

(b) After an amendment under this Section 9.1 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment made under this Section 9.1.

Section 9.2     With Consent of Holders.

(a) The Issuer, the Note Guarantors and the Trustee may amend this Indenture or the Notes or any of the Collateral Documents without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder affected, an amendment may not:

(i) reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including Defaulted Interest, on any Notes;

(iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(iv) make any Notes payable in money other than that stated in the Notes;

(v) make any change in the provisions of this Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Outstanding Notes to waive Defaults or Events of Default;

(vi) amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale, Collateral Asset Sale or Event of Loss that has occurred;

(vii) make any change in the provisions of Section 3.17 of this Indenture that adversely affects the rights of any Holder, or amend the terms of the Notes in any way that would result in a loss of any exemption from any Taxes;

(viii) eliminate or modify in any manner which adversely affects Holders in any material respect, the obligations of a Note Guarantor with respect to its Note Guarantee, except as otherwise expressly provided for in this Indenture; or

(ix) terminate, or deprive any Holder of the benefit of, the Liens of the Collateral Documents on all or substantially all of the Collateral, other than to the extent expressly permitted by this Indenture and the Collateral Documents.

(b) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(c) After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment, supplement or waiver. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment, supplement or waiver under this Section 9.2.

Section 9.3     Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment, supplement or waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective, it shall bind every Holder, except as otherwise provided in this Article IX. An amendment, supplement or waiver shall become effective upon receipt by the Trustee of the requisite number of written consents under Section 9.2.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

Section 9.4     Notation on or Exchange of Notes. If an amendment or supplement changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note will execute and upon Issuer Order the Trustee will authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment or supplement.

Section 9.5     Trustee to Sign Amendments and Supplements. The Trustee shall sign any amendment or supplement authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment or supplement the Trustee shall be entitled to receive indemnity satisfactory to it and to receive, and (subject to Section 7.1 and Section 7.2) shall be fully protected in relying upon, such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel and Officers’ Certificate stating that such amendment or supplement is authorized or permitted by this Indenture.

Section 9.6     Evidence of Action Taken by Noteholders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Sections 7.1 and 7.2) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Article.

ARTICLE X

NOTE GUARANTEES

Section 10.1     Note Guarantees.

(a) Each Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor, to each Holder and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations hereunder (such guaranteed Obligations, the “Guaranteed Obligations”). Each Note Guarantor further agrees (to the extent permitted by law) that such Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any such Obligation. Each Note Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all reasonable out-of-pocket expenses (including reasonable out-of-pocket counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under any Note Guarantee.

(b) Each Note Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Note Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Note Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture or the Notes; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture or the Notes; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; or (v)  any change in the ownership of the Issuer.

(c) Each Note Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of any Guaranteed Obligations.

(d) The obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture or the Notes, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Note Guarantor or would otherwise operate as a discharge of such Note Guarantor as a matter of law or equity.

(e) Each Note Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against each Note Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Obligations hereunder when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Note Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of:

(i) the unpaid amount of such Obligations then due and owing; and

(ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

(g) Each Note Guarantor further agrees that, as between such Note Guarantor, on the one hand, and the Holders, on the other hand:

(i) the maturity of the Guaranteed Obligations may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations; and

(ii) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Note Guarantor for the purposes of its Note Guarantee.

Section 10.2     Limitation on Liability; Termination, Release and Discharge.

(a) The obligations of each Note Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Note Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under U.S. or Mexican federal or state law.

(b) A Note Guarantor will be released and relieved of its obligations under its Note Guarantee in the event that:

(i) there is a Legal Defeasance of the Notes pursuant to Section 8.1; or

(ii) there is a sale or other disposition of 100% of the Capital Stock of such Note Guarantor owned by the Issuer and its Restricted Subsidiaries.

provided, that the transaction is carried out pursuant to and in accordance with all other applicable provisions of this Indenture.

Section 10.3     Right of Contribution. Each Note Guarantor that makes a payment or distribution under a Note Guarantee will be entitled to a contribution from each other Note Guarantor in a pro rata amount, based on the net assets of each Note Guarantor determined in accordance with Mexican GAAP. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Note Guarantor to the Trustee and the Holders and each Note Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Note Guarantor hereunder.

Section 10.4     No Subrogation. Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full in U.S. Legal Tender of all Obligations. If any amount shall be paid to any Note Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in U.S. Legal Tender, such amount shall be held by such Note Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Note Guarantor, and shall, forthwith upon receipt by such Note Guarantor, be turned over to the Trustee in the exact form received by such Note Guarantor (duly endorsed by such Note Guarantor to the Trustee, if required), to be applied against the Obligations.

Section 10.5     New Note Guarantees. (a) The Issuer shall cause each Restricted Subsidiary that is a Grantor Subsidiary at any time to become a Note Guarantor; provided that no Grantor Subsidiary shall be required to be a Note Guarantor solely due to its ownership of shares of Comegua. Accordingly, the Issuer shall cause any Restricted Subsidiary that shall become or is required to become a Grantor Subsidiary after the Issue Date (a “New Note Guarantor”) to concurrently grant a guarantee (a “New Note Guarantee”) of the Issuer’s Obligations under this Indenture and the Notes to the same extent that the Note Guarantors have guaranteed the Issuer’s Obligations under this Indenture and the Notes by executing a supplemental indenture substantially in the form of Exhibit E and providing the Trustee with an Officers’ Certificate and Opinion of Counsel.

(b) The Issuer shall cause each New Note Guarantor to become a party to the Master Collateral and Intercreditor Agreement and comply with the terms thereof, including but not limited to, the provisions set forth in Sections 7.2 and 7.3 thereof.

Section 10.6     Waivers.

(a) Each Note Guarantor hereby waives any right to which it may be entitled under applicable law to (i) have a suit, action or proceeding be initiated and/or completed against the Issuer under this Indenture and/or the Notes, prior to the initiation or completion of a suit, action or proceeding against the Note Guarantor under its Note Guarantee, (ii) require that the assets of the Issuer be used, applied or depleted before the assets of the Note Guarantor may be used, applied or depleted in connection with its Note Guarantee, and (iii) have any claims against the Issuer arising under the Notes or this Indenture and/or against the Note Guarantors under their respective Note Guarantee, be divided among the Note Guarantors.

(b) To the fullest extent permitted under applicable law, each Note Guarantor hereby waives its rights under Articles 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823, 2827, 2837, 2838, 2840, 2842, 2845, 2846, 2847, 2848 and 2849 of Mexico’s Federal Civil Code and the corresponding articles of the civil codes of each of Mexico’s states.

ARTICLE XI

COLLATERAL AND SECURITY

Section 11.1 Master Collateral and Intercreditor Agreement and Collateral Documents. The due and punctual payment of the principal of, interest and additional interest, if any, on and Additional Amounts with respect to the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, interest and additional interest, if any, on and Additional Amounts with respect to the Notes and performance of all other Obligations of the Issuer and the Note Guarantors to the Holders or the Trustee under this Indenture, the Notes and the Collateral Documents, according to the terms hereunder or thereunder, are and will be secured as provided in the Master Collateral and Intercreditor Agreement and the Collateral Documents which define the terms of the Liens that secure the Obligations under the Indenture and the Notes and provide that the Liens granted thereunder secure the Obligations under the Indenture and the Notes on a first-priority basis (subject to

Collateral Permitted Liens) equally and ratably with all Permitted Secured Obligations subject to the terms of the Master Collateral and Intercreditor Agreement and the Collateral Documents. Each Holder, by its acceptance of a Note, consents and agrees to all of the terms of the Collateral Documents and the Master Collateral and Intercreditor Agreement (including the provisions providing for the exercise of remedies and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs the Trustee to enter into the Master Collateral and Intercreditor Agreement, to cause the Collateral and Intercreditor Agent to enter into the Collateral Documents on the Trustee’s and the other Secured Parties’ behalf and to perform or cause to be performed obligations and exercise rights thereunder in accordance therewith. To the extent permitted by, and subject to the terms of the Master Collateral and Intercreditor Agreement, the Issuer shall deliver to the Trustee copies of all documents delivered from time to time to the Collateral and Intercreditor Agent pursuant to the Collateral Documents and the Master Collateral and Intercreditor Agreement, and will do or cause to be done all such acts and things as may be required by the next sentence of this Section 11.1(a), to assure and confirm to the Trustee the Liens upon the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Obligations secured hereby, according to the intent and purposes herein expressed. The Issuer and the Note Guarantors shall take, and shall cause their Grantor Subsidiaries party thereto to take, any and all actions required under the Master Collateral and Intercreditor Agreement to cause the Master Collateral and Intercreditor Agreement and Collateral Documents to create and maintain, as security for the Obligations of the Issuer and the Note Guarantors hereunder, a valid and enforceable perfected Lien on all the Collateral, in favor of the Collateral and Intercreditor Agent for the ratable benefit of the Secured Parties, first in priority (subject to Collateral Permitted Liens) to any and all Liens at any time granted upon the Collateral. The Trustee, the Issuer and the Note Guarantors hereby acknowledge and agree that the Collateral and Intercreditor Agent holds the Collateral for the ratable benefit of the Holders, the Trustee and the other Secured Parties pursuant to the terms of the Collateral Documents and subject to the terms of the Master Collateral and Intercreditor Agreement.

Section 11.2     Suits to Protect the Collateral. Subject in all respects to the terms and conditions of the Master Collateral and Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of this Indenture or any of the Collateral Documents, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral and in the principal, interest, issues, profits, rents, revenues and other income arising therefrom, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of, or compliance with, such enactment, rule or order would impair the security hereunder or under any of the Collateral Documents, or be prejudicial to the interests of the Holders or the Trustee.

Section 11.3     Possession of the Collateral.

Until the occurrence of a Collateral Event of Default, the Issuer shall, and shall cause each of the Grantor Subsidiaries to, possess, manage, operate and enjoy, as applicable, the

Collateral in accordance with the terms hereof and of the Master Collateral and Intercreditor Agreement and the Collateral Documents.

Section 11.4     Release of Collateral. (a) Collateral may be released from the Liens and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents, including the Master Collateral and Intercreditor Agreement. Upon the request of the Issuer and the Grantor Subsidiaries pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met, the compliance with the applicable provisions of the Collateral Documents and this Indenture and without the consent of any Holder, the Issuer and the Grantor Subsidiaries will be entitled to releases of assets included in the Collateral from the Liens securing the Notes in connection with any one or more of the following circumstances: (i) any Collateral Asset Sale pursuant to Section 3.9 hereof or any sale of Obsolete Equipment; or (ii) any release of Collateral pursuant to Section 7.5 or 7.6 of the Master Collateral and Intercreditor Agreement.

(b) The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Collateral Documents, the Master Collateral and Intercreditor Agreement and this Indenture.

Section 11.5     Actions by the Trustee.

The Trustee shall have the power to institute and maintain such suits and proceedings as it may deem expedient in order to prevent any impairment of the Collateral by any act that may be unlawful or in violation of this Indenture or the Collateral Documents, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and those of the Holders in the Collateral. No duty beyond that set forth in Section 7.1 is imposed on the Trustee pursuant to this Section 11.5.

Section 11.6     Authorization of Actions To Be Taken by the Trustee Under the Collateral Documents and the Master Collateral and Intercreditor Agreement. (a) Subject to the provisions of Article IX hereof and the Master Collateral and Intercreditor Agreement, the Trustee may, in its sole discretion and without the consent of the Holders, take, on behalf of the Holders, or direct, on behalf of the Holders, the Collateral and Intercreditor Agent to take, all actions it deems necessary or appropriate in order to: (i) enforce any of the terms of the Collateral Documents and the Master Collateral and Intercreditor Agreement; and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Issuer and the Note Guarantors.

Section 11.7     Authorization of Receipt and Distribution of Funds by the Trustee. The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents and the Master Collateral and Intercreditor Agreement, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.8     Termination of Security Interest. The Trustee will, at the request of the Issuer and the Note Guarantors, deliver a certificate to the Collateral and Intercreditor Agent stating that such Obligations hereunder have been paid in full, and instruct the Collateral and Intercreditor Agent to release the Liens securing the Obligations pursuant to this Indenture and the Collateral Documents upon (1) a satisfaction and discharge of this Indenture as described in Section 8.7. Upon receipt of such instruction, the Trustee shall request the Collateral and Intercreditor Agent to, execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of all such Liens.

Section 11.9     Amendments and Modifications to the Master Collateral and Intercreditor Agreement and any Collateral Document. The Trustee may agree without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes to amend, modify or waive any term or provision under the Master Collateral and Intercreditor Agreement or any Collateral Document; provided that the consent of each Holder affected thereby shall be required to the extent any such modification, amendment or waiver would terminate, or deprive any Holder of the benefit of, the Liens of the Collateral Documents on all or substantially all of the Collateral.

ARTICLE XII

MISCELLANEOUS

Section 12.1     Notices.

(a) Any notice or communication shall be in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer:

Vitro Envases Norteamérica, S.A. de C.V.
Av. Ricardo Margain 400
Col. Valle del Campestre
San Pedro Garza García, N.L.
Mexico
Attention: Legal Department
Fax: + 52 (818) 335-8319

if to the Trustee:

The Bank of New York
101 Barclay Street, Floor 21W
New York, NY 10286
United States of America
Attention: Corporate Trust Administration
Fax: (212) 815-5802

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication mailed to a registered Holder shall be mailed by first-class mail, postage prepaid, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c) Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(d) Any notice or communication delivered to the Issuer under the provisions herein shall constitute notice to the Note Guarantors.

Section 12.2     Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.3     Statements Required in Certificate or Opinion. Each certificate or opinion, including each Officer’s Certificate or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, such individual has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving an Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

Section 12.4 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 12.5     Legal Holidays. A “Business Day” is a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law or other governmental action to be closed in the State of New York or Mexico. If a payment date is not a Business Day, payment shall be made on the next succeeding Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 12.6     Governing Law, etc.

(a) THIS INDENTURE (INCLUDING EACH NOTE GUARANTEE) AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE PARTIES HERETO EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS INDENTURE, EACH NOTE GUARANTEE OR THE NOTES OR ANY TRANSACTION RELATED HERETO OR THERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

(b) Each of the parties hereto hereby:

(i) agrees that any suit, action or proceeding against it arising out of or relating to this Indenture (including the Note Guarantees) or the Notes, as the case may be, may be instituted in any Federal or state court sitting in the Borough of Manhattan in The City of New York, or in the courts of its respective corporate domicile in respect of actions brought against it as a defendant;

(ii) waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum and any right to which it may be entitled on account of its place of residency or domicile;

(iii) irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding;

(iv) agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding and may be enforced in any other court of competent jurisdiction by a suit upon judgment; and

(v) agrees that service of process by mail to the addressed specified herein shall constitute personal service of such process on it in any such suit, action or proceeding.

(c) The Issuer and the Note Guarantors (other than Vitro Packaging) have appointed CT Corporation System as their authorized agent (the “Authorized Agent”) upon whom all writs, process and summonses may be delivered to be forwarded to the Issuer and the Note Guarantors in any state or federal court in the Borough of Manhattan The City of New York, New York. The Issuer and the Note Guarantors hereby represent and warrant that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and the Note Guarantors agree to take any and all action, including the filing of any and all documents, that may be necessary to continue each such appointment in full force and effect as aforesaid so long as the Notes remain Outstanding. The Issuer and the Note Guarantors agree that the appointment of the Authorized Agent shall be irrevocable so long as any of the Notes remain Outstanding or until the irrevocable appointment by the Issuer and the Note Guarantors of a successor agent in The City of New York, New York as each of their authorized agent for such purpose and the acceptance of such appointment by such successor. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Note Guarantors.

(d) To the extent that any of the Issuer and the Note Guarantors have or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuer and the Note Guarantors hereby irrevocably waive and agree not to plead or claim such immunity in respect of their obligations under this Indenture or the Notes.

(e) Nothing in this Section 12.6 shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law.

Section 12.7     No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Issuer or any Note Guarantor shall not have any liability for any obligations of the Issuer or such Note Guarantor under the Notes, this Indenture or the Note Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 12.8     Successors. All agreements of the Issuer and the Note Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.9     Duplicate and Counterpart Originals. The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture. This Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 12.10     Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.11     Currency Indemnity.

(a) U.S. Legal Tender is the sole currency of account and payment for all sums payable by the Issuer or any Note Guarantor under or in connection with the Notes or this Indenture, including damages. Any amount received or recovered in currency other than U.S. Legal Tender in respect of the Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Subsidiary or otherwise) by any Holder of the Notes in respect of any sum expressed to be due to it from the Issuer or any Note Guarantor shall only constitute a discharge of them under the Notes and this Indenture only to the extent of the U.S. Legal Tender amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Legal Tender amount is less than the U.S. Legal Tender amount expressed to be due to the recipient under the Notes or this Indenture, the Issuer shall indemnify and hold harmless the recipient against any loss or cost sustained by it in making any such purchase.

(b) The indemnities of the Issuer and the Note Guarantors contained in this Section 12.11, to the extent permitted by law: (i) constitute a separate and independent obligation from the other obligations of the Issuer and the Note Guarantors under this Indenture and the Notes; (ii) shall give rise to a separate and independent cause of action against the Issuer and the Note Guarantors; (iii) shall apply irrespective of any waiver granted by any Holder of the Notes or the Trustee from time to time; and (iv) shall continue in full force and effect notwithstanding any other judgment, order, claim or proof of claim for a liquidated amount in respect of any sum due under the Notes or this Indenture or any other judgment or order.

Section 12.12     Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.13     Inconsistency with Master Collateral and Intercreditor Agreement. Each Holder of a Note acknowledges that the Trustee has entered into the Master Collateral and Intercreditor Agreement to which it is a party on behalf of the Holders and all future Holders. Notwithstanding anything to the contrary expressed or implied herein, all rights, powers and remedies available to the Trustee and the Holders, and all future Holders, shall be subject to the Master Collateral and Intercreditor Agreement. In the event of any conflict or inconsistency between the terms and provisions of this Indenture or any Note and the Master Collateral and Intercreditor Agreement, the terms of the Master Collateral and Intercreditor Agreement, as applicable, shall govern and control.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

VITRO ENVASES NORTEAMÉRICA, S.A. DE C.V.

By:
Name: Title:

By:
Name: Title:

INDUSTRIA DEL ÁLCALI, SA.A. DE C.V., as a Note Guarantor

By:
Name: Title:

By:
Name: Title:

COMPAÑIA VIDRIERA, S.A. DE C.V., as a Note Guarantor

By:
Name: Title:

By:
Name: Title:

FABRICACIÓN DE MÁQUINAS, S.A. DE, as a Note Guarantor

By:
Name: Title:

By:
Name: Title:

PROCESADORA DE MATERIAS PRIMAS INDUSTRIALIZABLES, S.A. DE C.V., as a Note Guarantor

By:
Name: Title:

By:
Name: Title:

VIDRIERA MONTERREY, S.A. de C.V., as a Note Guarantor

By:
Name: Title:

By:
Name: Title:

VIDRIERA GUADALAJARA, S.A. DE C.V., as a Note Guarantor

By:
Name: Title:

By:
Name: Title:

VIDRIERA QUERÉTARO, S.A. DE C.V., as a Note Guarantor

By:
Name: Title:

By:
Name: Title:

VIDRIERA TOLUCA, S.A. DE C.V., as a Note Guarantor

By:
Name: Title:

By:
Name: Title:

VIDRIERA LOS REYES, S.A. DE C.V., as a Note Guarantor

By:
Name: Title:

By:
Name: Title:

VITRO PACKAGING, INC., as a Note Guarantor

By:
Name: Title:

By:
Name: Title:

THE BANK OF NEW YORK, as Trustee

By:
Name: Title:

Attest:

__________________________

EXHIBIT A

FORM OF NOTE

[Include the following legend for Global Notes only:

“THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”]

[Include the following legend on all Notes that are Restricted Notes:

“THIS NOTE AND THE NOTE GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION, AND ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION AND IN ACCORDANCE WITH THE TRANSFER RESTRICTIONS CONTAINED IN THE INDENTURE UNDER WHICH THIS NOTE AND THE NOTE GUARANTEES WERE ISSUED.”]

FORM OF FACE OF NOTE

No. [___]                                                       Principal Amount $[______________]

[If the Note is a Global Note include the following two lines:
as revised by the Schedule of Increases and

Decreases in Global Note attached hereto]

CUSIP NO. ____________

[If the Note is a Regulation S Global Note, delete the reference to CUSIP NO. and replace it with:

ISIN NO. ____________]

Vitro Envases Norteamérica, S.A. de C.V., a Mexican sociedad anónima de capital variable, promises to pay to [___________], or registered assigns, the principal sum of [__________________] Dollars [If the Note is a Global Note, add the following, as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on July 23, 2011.

Interest Payment Dates:   January 23 and July 23

Record Dates:         January 9 and July 9

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Additional provisions of this Note are set forth on the other side of this Note.

VITRO ENVASES NORTEAMÉRICA, S.A. DE C.V.,

By:
Name: Title:

By:
Name: Title:

TRUSTEE’S CERTIFICATE OF
  AUTHENTICATION

The Bank of New York,
as Trustee, certifies
that this is one of
the Notes referred
to in the Indenture.

By: ___________________
         Authorized Signatory    Date: ___________________

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FORM OF REVERSE SIDE OF NOTE

10.75% Senior Secured Guaranteed Notes Due 2011

1.    Interest

Vitro Envases Norteamérica, S.A. de C.V., a Mexican sociedad anónima de capital variable (together with its successors and assigns under the Indenture hereinafter referred to, the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Issuer shall pay interest semiannually in arrears on each Interest Payment Date of each year commencing January 23, 2005. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from July 23, 2004. The Issuer shall pay interest on overdue principal (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Commencing on the date that is 151 days from the Issue Date, the Notes shall bear interest at a rate of 0.50% per annum in excess of the interest rate shown in the Notes, unless and until the date on which the Trustee shall have received both (i) a duly executed Interest Rate Adjustment Certificate and (ii) a duly executed Issuer Interest Rate Adjustment Certificate. The Trustee shall provide notice to the Holders (i) promptly upon the satisfaction of these conditions, and (ii) promptly following such 151st day, in the event both conditions have not been satisfied.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the rate of 10.75% per annum, as increased by the previous paragraph, as provided in the Indenture.

All payments made by the Issuer in respect of the Notes or by a Note Guarantor in respect of its Note Guarantee will be made free and clear of and without deduction or withholding for or on account of any Taxes imposed or levied by or on behalf of any Taxing Jurisdiction, unless such withholding or deduction is required by law or by the interpretation or administration thereof. In that event, the Issuer will pay to each Holder of the Notes Additional Amounts as provided in the Indenture subject to the limitations set forth in the Indenture.

2.    Method of Payment

Prior to 10:00 a.m. New York City time on the date on which any principal of or interest on any Note is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Issuer will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in U.S. Legal Tender.

Payments in respect of Notes represented by a Global Note (including principal and interest) will be made at the office or agency of the Paying Agent and Registrar in New York City unless the Issuer elects to make payments (including principal and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.    Paying Agent and Registrar

Initially, The Bank of New York (the “Trustee”), will act as Trustee, Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Issuer or any Note Guarantor may act as Paying Agent, Registrar or co-Registrar.

4.    Indenture

The Issuer issued the Notes under an Indenture, dated as of July 23, 2004 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Issuer, the Note Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time.

The Notes are general secured obligations of the Issuer limited to $250,000,000 aggregate principal amount. The Notes are secured as set forth in the Indenture and the Collateral Documents. All Notes will be treated as a single class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Issuer and its Restricted Subsidiaries to: Incur Indebtedness, make Restricted Payments, incur Liens, make Asset Sales, enter into transactions with Affiliates, or consolidate or merge or transfer or convey all or substantially all of the Issuer’s and its Restricted Subsidiaries’ assets.

To guarantee the due and punctual payment of the principal of and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, [Names of Guarantors] have fully and unconditionally guaranteed (and each future Restricted Subsidiary party to a Collateral Document (other than in respect of the Capital Stock at Comegua), will fully and unconditionally guarantee), jointly and severally, such obligations pursuant to the terms of the Indenture. Each Note Guarantee will be subject to release as provided in the Indenture. The obligations of each

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Note Guarantor in respect of its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Note Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

5.    Redemption

Optional Redemption. Except as stated below, the Issuer may not redeem the Notes prior to July 23, 2008. The Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, on and after July 23, 2008, on giving not less than 30 nor more than 60 days’ notice by mail to the Holders of the Notes (which notice will be irrevocable), at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on July 23 of any year set forth below:

Year	Percentage
2008	105.375%
2009	102.688%
2010 and thereafter	100.000%

Optional Redemption Upon Public Equity Offerings. At any time, or from time to time, on or prior to July 24, 2007, on giving not less than 30 nor more than 60 days’ notice by mail to the Holders of the Notes (which notice will be irrevocable), the Issuer may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 110.750% of the principal amount thereof; provided, that:

(1) after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding; and

(2) the Issuer will make such redemption not more than 60 days after the consummation of such Public Equity Offering.

Optional Redemption for Changes in Withholding Taxes. The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice by mail to the Holders of the Notes (which notice will be irrevocable), at the principal amount thereof, together with accrued interest to the date fixed for redemption, and Additional Amounts, if any, which otherwise would be payable if,

(1)  as a result of any amendment to, or change in, the laws (or any rules or regulations promulgated thereunder) of Mexico (or any political subdivision or taxing authority thereof or therein) or any execution of any amendment to any treaty or treaties affecting taxation of which Mexico (or any political subdivision or taxing authority thereof or therein) is a party, or any amendment to or change in an official interpretation or application regarding such laws,

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rules, regulations or treaties by applicable taxing authorities, which amendment, change, application or interpretation is announced after the Issue Date, the Issuer has or will be obligated for reasons outside its control, to pay Additional Amounts in respect of any Note pursuant to the terms and conditions thereof in excess of those attributable to the Mexican withholding tax of 10% imposed on interest payments to Holders and

(2)  the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Issuer that do not require undue efforts or costs (such reasonable measures not to include having a non-Mexican entity assume the Issuer’s Obligations under the Notes); provided that:

(a)  no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Issuer would but for such redemption be obligated to pay such Additional Amounts; and

(b)  at the time such notice is given, the Issuer’s obligation to pay such Additional Amounts remains in effect.

Prior to the publication of any notice of redemption pursuant to this provision, the Issuer will deliver to the Trustee:

(1)  a certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred; and

(2) an Opinion of Counsel independent of the Issuer of recognized standing to the effect that the Issuer has or will become obligated to pay such Additional Amounts as a result of such change or amendment.

In the case of any partial redemption, selection of the Notes for redemption will be made in accordance with Article V of the Indenture. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

6.    Repurchase Provisions

Change Of Control Offer. Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require that the Issuer purchase all or a portion (in integral multiples of $1,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest through the date of purchase. Within 20 days following the date upon which the Change of Control occurred, the Issuer must make a Change of Control Offer pursuant to a Change of Control Notice. As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by applicable law.

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Asset Sale Offer. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to make Asset Sales. In the event the proceeds from a permitted Asset Sale are not applied as specified in the Indenture, the Issuer will be required to make an Asset Sale Offer to purchase to the extent of such remaining proceeds each Holder’s Notes together, at the Issuer’s option, with holders of certain other Indebtedness, at 100% of the principal amount thereof, plus accrued interest (if any) to the Asset Sale Offer Payment Date, as more fully set forth in the Indenture.

Collateral Asset Sale. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to make Collateral Asset Sales and Partial Collateral Asset Sales. The Indenture provides that if the Issuer makes a Collateral Asset Sale, the Net Cash Proceeds therefrom will be immediately applied to make an Asset Sale Offer. In the event the proceeds from a permitted Partial Collateral Asset Sale are not applied as specified in the Indenture, the Issuer will be required to make an Asset Sale Offer to purchase to the extent of such remaining proceeds each Holder’s Notes together, at the Issuer’s option, with holders of certain other Indebtedness, at 100% of the principal amount thereof, plus accrued interest (if any) to the Asset Sale Offer Payment Date, as more fully set forth in the Indenture.

 Event of Loss. The Indenture provides that if the Issuer or a Restricted Subsidiary suffers an Event of Loss, the Net Cash Proceeds therefrom will be paid directly by the party providing such Net Cash Proceeds to the Collateral and Intercreditor Agent. As any portion or all of the Net Cash Proceeds from any such Event of Loss are received by the Collateral and Intercreditor Agent, the Issuer may apply all of such amount or amounts, as received, together with all interest earned thereon, individually or in combination, as specified in the Indenture. In the event that the Issuer elects to restore the relevant Collateral, within 180 days of receipt of such Net Cash Proceeds from an Event of Loss, the Issuer will, among other obligations, have 360 days from the date of such binding commitment to complete such restoration. The Issuer will take such action, at its sole expense, as may be required to ensure that the Collateral and Intercreditor Agent has, from the date of such purchase or investment, a first ranking Lien on such Replacement Collateral. Any such Net Cash Proceeds that the Issuer does not elect to apply within such 180 period or does not actually apply within such 360 day period will be applied to make an Asset Sale Offer in accordance with the terms of the Indenture.

7.    Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in denominations of principal amount of $1,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 14 days before the mailing of a notice of Notes to be redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 14 days before an interest payment date and ending on such interest payment date.

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8.    Persons Deemed Owners

The registered holder of this Note may be treated as the owner of it for all purposes.

9.    Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

10.    Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes or to secure the Notes, or to add additional covenants or surrender rights and powers conferred on the Issuer, or to make any change that does not adversely affect the rights of any Holder, or to provide for the issuance of Additional Notes.

11.    Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest. The exercise of remedies is also subject to the limitations contained in the Collateral Documents.

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12.    Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

13.    Collateral and Intercreditor Agent

The Holder of this Note by its acceptance of this Note is deemed to have appointed the Trustee as its agent for the purpose of appointing, designating and authorizing HSBC Bank USA, National Association to act as Collateral and Intercreditor Agent pursuant to and in accordance with the terms and conditions set forth in respect of the Collateral and Intercreditor Agent in the Master Collateral and Intercreditor Agreement and the other Collateral Documents.

14.    No Recourse Against Others

An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Issuer or any Note Guarantor shall not have any liability for any obligations of the Issuer or such Note Guarantor under the Notes, the Indenture or any Note Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.    Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.    Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17.    CUSIP or ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Issuer has caused CUSIP or ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

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18.    Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

19.    Currency of Account; Conversion of Currency

U.S. Legal Tender is the sole currency of account and payment for all sums payable by the Issuer and the Note Guarantors under or in connection with the Notes or the Indenture, including damages. The Issuer and the Note Guarantors will indemnify the Holders as provided in respect of the conversion of currency relating to the Notes and the Indenture.

20.    Agent for Service; Submission to Jurisdiction; Waiver of Immunities

The Issuer and the Note Guarantors have agreed that any suit, action or proceeding brought by any Holder or the Trustee against the Issuer arising out of or based upon the Indenture or the Notes, or against a Note Guarantor under its Note Guarantee, may be instituted in any state or federal court in the Borough of Manhattan in The City of New York, New York, or in the courts of their respective corporate domicile in respect of actions brought against any of them as a defendant. The Issuer and the Note Guarantors have irrevocably submitted to the non-exclusive jurisdiction of such courts for such purpose and waived, to the fullest extent permitted by law, trial by jury, any objection they may now or hereafter have to the laying of venue of any such proceeding, any claim they may now or hereafter have that any proceeding in any such court is brought in an inconvenient forum and any right to which they may be entitled on account of their place of residency or domicile. The Issuer and the Note Guarantors (other than Vitro Packaging) have appointed CT Corporation System as each of their authorized agent upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon the Indenture or the Notes which may be instituted in any state or federal court in the Borough of Manhattan in The City of New York, New York. To the extent that any of the Issuer and the Note Guarantors have or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to themselves or any of their property, the Issuer and the Note Guarantors have irrevocably waived and agreed not to plead or claim such immunity in respect of their obligations under the Indenture or the Notes.

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The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

                    Vitro Envases Norteamérica, S.A. de C.V.
                    Av. Pedro Ramirez Vazquez 200-2
                    Col. Valle Oriente
                    San Pedro Garza Garcia, N.L.
                    C.P. 66269 Mexico
                    Attention: General Counsel
                    Telephone: +52 (81) 8040-6615
                    Fax: +52 (81) 8040-6618

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number)

and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:____________________  Your Signature:___________________

Signature Guarantee:______________________________
             (Signature must be guaranteed)

_________________________________________________________________________________________________________
Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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[To be attached to Global Notes only:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.9 or Section 3.18 of the Indenture, check either box:
                   ☐            ☐
                    Section 3.9         Section 3.18

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.9 or Section 3.18 of the Indenture, state the principal amount (which must be an integral multiple of $1,000) that you want to have purchased by the Issuer: $

Date: __________     Your Signature ____________________________
                (Sign exactly as your name appears on the
                other side of the Note)

Signature Guarantee: _______________________________________
               (Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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EXHIBIT B

FORM OF CERTIFICATE FOR TRANSFER TO QIB

[Date]

The Bank of New York
101 Barclay Street, Floor 21 West
New York, NY 10286
Attention: Corporate Trust Administration
Telephone: (212) 815-5915
Fax: (212) 815-5802

Re:      10.75% Senior Secured Guaranteed Notes Due 2011 (the “Notes”)
                    of Vitro Envases Norteamérica, S.A. de C.V. (the “Issuer”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of July 23, 2004 (as amended and supplemented from time to time, the “Indenture”), between the Issuer, the Note Guarantors party thereto and The Bank of New York, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $___________ aggregate principal amount of Notes, which represents an interest in a Regulation S Global Note beneficially owned by the undersigned (the “Transferor”), to effect the transfer of such Notes in exchange for an equivalent beneficial interest in the Rule 144A Global Note.

In connection with such request, and with respect to such Notes, the Transferor does hereby certify that such Notes are being transferred in accordance with Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), to a transferee that the Transferor reasonably believes is purchasing the Notes for its own account or an account with respect to which the transferee exercises sole investment discretion, and the transferee, as well as any such account, is a “qualified institutional buyer” within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A and in accordance with applicable securities laws of any state of the United States or any other jurisdiction.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:____________________________

_______________________________
Authorized Signature

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EXHIBIT C

FORM OF CERTIFICATE FOR TRANSFER
PURSUANT TO REGULATION S

[Date]

The Bank of New York
101 Barclay Street, Floor 21 West
New York, NY 10286
Attention: Corporate Trust Administration
Telephone: (212) 815-5915
Fax: (212) 815-5802

Re:      10.75% Senior Secured Guaranteed Notes Due 2011 (the “Notes”)
                    of Vitro Envases Norteamérica, S.A. de C.V. (the “Issuer”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of July 23, 2004 (as amended and supplemented from time to time, the “Indenture”), between the Issuer, the Note Guarantors party thereto and The Bank of New York, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

In connection with our proposed sale of $________ aggregate principal amount of the Notes, which represent an interest in a 144A Global Note beneficially owned by the undersigned (“Transferor”), we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(e) we are the beneficial owner of the principal amount of Notes being transferred.

In addition, if the sale is made during a Distribution Compliance Period and the provisions of Rule 904(b)(1) or Rule 904(b)(2) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 904(b)(1) or Rule 904(b)(2), as the case may be.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:____________________________

_______________________________
Authorized Signature

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EXHIBIT D

FORM OF CERTIFICATE FOR TRANSFER
PURSUANT TO RULE 144

[Date]

The Bank of New York
101 Barclay Street, Floor 21 West
New York, NY 10286
Attention: Corporate Trust Administration
Telephone: (212) 815-5915
Fax: (212) 815-5802

Re:      10.75% Senior Secured Guaranteed Notes Due 2011 (the “Notes”)
                    of Vitro Envases Norteamérica, S.A. de C.V. (the “Issuer”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of July 23, 2004 (as amended and supplemented from time to time, the “Indenture”), between the Issuer, the Note Guarantors party thereto and The Bank of New York, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

In connection with our proposed sale of $________ aggregate principal amount of the Notes, which represent an interest in a 144A Global Note beneficially owned by the undersigned (“Transferor”), we confirm that such sale has been effected pursuant to and in accordance with Rule 144 under the Securities Act.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:____________________________

_______________________________
Authorized Signature

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE
FOR ADDITIONAL NOTE GUARANTEE

This Supplemental Indenture, dated as of [__________] (this “Supplemental Indenture”), between [name of New Note Guarantor], a [________] (the “New Note Guarantor”), Vitro Envases Norteamérica, S.A. de C.V., a Mexican sociedad anónima de capital variable (together with its successors and assigns, the “Issuer”), each other Note Guarantor under the Indenture referred to below, and The Bank of New York, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have heretofore executed and delivered an Indenture, dated as of July /•/, 2004 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of /•/% Senior Secured Guaranteed Notes Due ● of the Issuer (the “Notes”);

WHEREAS, pursuant to Section 10.5 of the Indenture, the Issuer is required to cause the New Note Guarantor to execute and deliver to the Trustee an New Note Guarantee pursuant to which the New Note Guarantor will unconditionally guarantee, jointly and severally with the other Note Guarantors, the Issuer’s full and prompt payment of the Obligations (as defined in the Indenture) in respect of the Indenture and the Notes; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Issuer and the existing Note Guarantors are authorized to execute and deliver this Supplemental Indenture to supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Note Guarantor, the Issuer, each other Note Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Defined Terms. Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. The New Note Guarantor hereby becomes a party to the Indenture as a Note Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Note Guarantor under the Indenture. The New Note Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a Note Guarantor and to perform all of the obligations and agreements of a Note Guarantor under the Indenture.

Section 2.2. Guarantee. The New Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations, all as more fully set forth in Article X of the Indenture.

ARTICLE III
MISCELLANEOUS

Section 3.1. Notices. Any notice or communication delivered to the Issuer under the provisions of the Indenture shall constitute notice to the New Note Guarantor.

Section 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3. Governing Law, etc. This Supplemental Indenture shall be governed by the provisions set forth in Section 12.6 of the Indenture.

Section 3.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6. Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.7. Headings. The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

VITRO ENVASES NORTEAMÉRICA, S.A. DE C.V.

By:
Name: Title:

[NAME OF NEW NOTE GUARANTOR], as a Note Guarantor

By:
Name: Title:

[GUARANTOR], as a Note Guarantor

By:
Name: Title:

[GUARANTOR], as a Note Guarantor

By:
Name: Title:

[GUARANTOR], as a Note Guarantor

By:
Name: Title:

[GUARANTOR], as a Note Guarantor

By:
Name: Title:

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[GUARANTOR], as a Note Guarantor

By:
Name: Title:

[GUARANTOR], as a Note Guarantor

By:
Name: Title:

[GUARANTOR], as a Note Guarantor

By:
Name: Title:

[GUARANTOR], as a Note Guarantor

By:
Name: Title:

[GUARANTOR], as a Note Guarantor

By:
Name: Title:

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[THE BANK OF NEW YORK ], as Trustee

By:
Name: Title:

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